UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☒	Preliminary proxy statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive proxy statement
☐	Definitive additional materials
☐	Soliciting Material pursuant to §14a-12

Name of Registrant as Specified in its Charter:

EQUITY LIFESTYLE PROPERTIES, INC.

Name of Person(s) Filing Proxy Statement if other than the Registrant:

N/A

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☒	No fee required.

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EQUITY LIFESTYLE PROPERTIES, INC.

Two North Riverside Plaza, Suite 800

Chicago, Illinois 60606

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 8, 2012

You are cordially invited to attend the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of Equity LifeStyle Properties, Inc., a Maryland corporation (the “Company”). The Annual Meeting will be held on Tuesday, May 8, 2012, at 10:00 a.m. Central Time at Two North Riverside Plaza, Twenty-Fourth Floor, Chicago, Illinois, 60606. At the Annual Meeting, common stockholders of record at the close of business on March 6, 2012 (the “Record Date”) will be asked to:

(1)	Elect each member of the Company’s Board of Directors to a one-year term;

(2)	Ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2012;

(3)	Conduct a non-binding advisory vote on executive compensation;

(4)	Conduct a vote of our common stockholders to approve the convertibility approval feature of our 8.034% Series A Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), in accordance with the terms of the Series A Preferred Stock;

(5)	Approve an amendment to the Company’s Articles of Amendment and Restatement increasing the amount of Preferred Stock the Company is authorized to issue to 20,000,000 shares; and

(6)	Consider any other business properly brought before the Annual Meeting and at any adjournments or postponements thereof.

Your vote is important to us. Whether or not you plan to attend the Annual Meeting, we urge you to vote as soon as possible. Instructions on how to vote are contained in this Proxy Statement. Only common stockholders of record at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting, and at any adjournments or postponements thereof. If you attend the Annual Meeting, you may vote in person if you wish, even if you have previously voted. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must obtain a proxy issued in your name from such broker, bank or other nominee.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING TO BE HELD ON MAY 8, 2012.

The Company’s Proxy Statement for the 2012 Annual Meeting and the 2011 Annual Report and Annual Report on Form 10-K for the year ended December 31, 2011 are available at www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=26115.

Thank you for your continued support of Equity LifeStyle Properties, Inc.

By Order of the Board of Directors

Kenneth A. Kroot
Senior Vice President, General Counsel and Secretary

March [    ], 2012

EQUITY LIFESTYLE PROPERTIES, INC.

Two North Riverside Plaza, Suite 800

Chicago, Illinois 60606

PROXY STATEMENT

INTRODUCTION

This Proxy Statement contains information related to the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of Equity LifeStyle Properties, Inc., a Maryland corporation (the “Company”), which will be held on Tuesday, May 8, 2012, at 10:00 a.m. Central Time at Two North Riverside Plaza, Twenty-Fourth Floor, Chicago, Illinois, 60606.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the Purpose of the Annual Meeting?

At the Annual Meeting, stockholders will vote on the following proposals (the “Proposals”):

•	Proposal 1 — election of all directors to a one-year term;

•

Proposal 2 — ratification of the selection of Ernst & Young LLP (“Ernst & Young”), as our independent registered public accounting firm (“Independent Accountants”) for the fiscal year ending December 31, 2012;

•	Proposal 3 — non-binding advisory vote on executive compensation;

•	Proposal 4 — approval of the convertibility approval feature of the Series A Preferred Stock; and

•	Proposal 5 — approval of an amendment to the Company’s Articles of Amendment and Restatement increasing the amount of Preferred Stock the Company is authorized to issue to 20,000,000 shares.

In addition, stockholders shall consider any other business properly brought before the Annual Meeting.

Why did I receive a notice in the mail regarding Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to the Securities and Exchange Comission’s (“SEC”) notice and access rules, we have elected to provide access to our proxy materials over the Internet. Accordingly, on or about March [ ], 2012, we began mailing to all stockholders of record at the close of business on March 6, 2012, a Notice of Internet Availability of Proxy Materials (the “Notice”). All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request printed copies are included in the Notice. In addition, stockholders, at no charge, may request to receive proxy materials in printed form by mail or electronically by email.

How can I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to:

•	View our proxy materials for the Annual Meeting on the Internet; and

•	Instruct us to send our future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our Annual Meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Who Is Entitled to Vote?

You will be entitled to vote your shares of Common Stock on the Proposals if you held your shares of Common Stock at the close of business on the Record Date. As of the Record Date, a total of 41,297,873 shares of Common Stock were outstanding and entitled to vote. Each share of Common Stock entitles its holder to cast one vote for each matter to be voted upon.

What Is Required to Hold the Annual Meeting?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding and entitled to vote on the Record Date will constitute a quorum permitting business to be conducted at the Annual Meeting. If you have returned valid proxy instructions or you attend the Annual Meeting and vote in person, your shares of Common Stock will be counted for purposes of determining whether there is a quorum, even if you abstain from voting on any or all matters introduced at the Annual Meeting.

How Do I Vote?

Your vote is important.    Stockholders can vote in person at the Annual Meeting or by proxy. Stockholders have a choice of voting over the Internet by following the instructions provided in the Notice, or if you requested printed copies of the proxy materials, you can also vote by using a toll-free telephone number or completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your Notice or proxy card or the information forwarded by your bank, broker or other nominee to see which options are available to you. If you vote over the Internet or by telephone, you do NOT need to return your proxy card. If you vote by proxy, the individuals named on the proxy card as representatives will vote your shares of Common Stock in the manner you indicate. You may specify whether your shares of Common Stock should be voted for all, some or none of the nominees for director and whether your shares should be voted for or against the other proposals. Stockholders who wish to vote in person at the Annual Meeting will need to obtain a proxy form from the broker, bank or other nominee that holds their shares of Common Stock of record.

Can I Change or Revoke My Proxy?

Yes, you may change your proxy at any time before the Annual Meeting by timely delivery of a properly executed, later-dated proxy (including Internet or phone vote) or by voting in person at the Annual Meeting. You may revoke your proxy by filing a written notice with our secretary at our address at any time before the Annual Meeting. The powers of the proxy holders will be suspended if you attend the Annual Meeting in person and request that they be so suspended. However, attendance (without further action) at the Annual Meeting will not by itself revoke a previously granted proxy.

What Are the Board’s Recommendations?

If no instructions are indicated on your valid proxy, the representatives holding your proxy will vote in accordance with the recommendations of the Board. The Board unanimously recommends a vote:

•	FOR the election of each of the nominees for director;

•	FOR the ratification of the selection of Ernst & Young as the Company’s Independent Accountants for 2012;

•	FOR approval of the executive compensation disclosed in this Proxy;

•	FOR approval of the convertibility approval feature of the Series A Preferred Stock; and

•	FOR approval of the amendment to the Company’s Articles of Amendment and Restatement increasing the amount of Preferred Stock the Company is authorized to issue to 20,000,000 shares.

With respect to any other matter that properly comes before the Annual Meeting or any adjournment or postponement thereof, the representatives holding proxies will vote as recommended by the Board, or if no recommendation is given, in their own discretion.

How Can I Manage the Number of Annual Reports I Receive?

Our 2011 Annual Report and Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (“Form 10-K”) have been provided to stockholders via our Notice. If you share an address with any of our other stockholders, your household might receive only one copy of the Notice. To request individual copies for each stockholder in your household, please contact Equity LifeStyle Properties, Inc., Attn: Investor Relations, at Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606 (toll-free number: 1-800-247-5279 or email: investor_relations@equitylifestyle.com). To ask that only one Notice be mailed to your household, please contact your bank, broker or other nominee or, if you are a stockholder of record, please call our transfer agent, American Stock Transfer and Trust Company, LLC toll-free at 1-800-830-9942.

What Vote is Needed to Approve Each Proposal?

Following are the votes needed to approve each Proposal at the Annual Meeting. For all Proposals a quorum must be present at the Annual Meeting.

Proposal 1:    The affirmative vote of the holders of record of a plurality of all the votes cast is necessary for the election of the nominees for director.

Proposal 2:    The affirmative vote of the holders of record of a majority of all the votes cast is required for the ratification of the selection of Ernst & Young as our Independent Accountants for 2012.

Proposal 3:    The affirmative vote of the holders of record of a majority of all the votes cast is required for the non-binding approval of the executive compensation of our named executive officers as disclosed in this Proxy Statement.

Proposal 4:    The affirmative vote of the holders of record of a majority of all the votes cast is required for the approval of the convertibility approval feature of the Series A Preferred Stock.

Proposal 5:    The affirmative vote of the holders of record of two-thirds of all the votes entitled to be cast is required for the approval of the amendment to the Company’s Articles of Amendment and Restatement increasing the amount of Preferred Stock the Company is authorized to issue to 20,000,000 shares.

Other Matters:    The affirmative vote of the holders of record of a majority of all the votes cast is required for the approval of any other matters properly presented at the Annual Meeting for stockholder approval.

We will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum. Abstentions do not constitute a vote “for” or “against” any matter being voted on at the Annual Meeting and will not be counted as “votes cast.” Therefore, abstentions will have no effect on any of the Proposals. Broker “non-votes,” or proxies from brokers or nominees indicating that such broker or nominee has not received instructions from the beneficial owner or other entity entitled to vote such shares on a particular matter with respect to which such broker or nominee does not have discretionary voting power, will be treated in the same manner as abstentions for purposes of the Annual Meeting. If you are a beneficial owner whose shares of Common Stock are held of record by a broker, your broker has discretionary voting authority under New York Stock Exchange (“NYSE”) rules to vote your shares on only Proposal 2 even if the broker does not receive voting instructions from you. However, under NYSE rules, your broker does not have discretionary authority to vote on Proposals 1, 3, 4 and 5 without instructions from you, in which case a broker “non-vote” will occur and your shares of Common Stock will not be voted on these matters. None of the Proposals, if approved, entitle any of the stockholders to appraisals rights under Maryland law.

How is My Vote Counted?

If you properly execute a proxy in the accompanying form, and if we receive it prior to voting at the Annual Meeting, the shares of Common Stock that the proxy represents will be voted in the manner specified in the proxy. If no specification is made, the Common Stock will be voted “for” the election of the nominees for director named in this Proxy Statement, “for” ratification of the selection of Ernst & Young as our Independent Accountants for 2012, “for” approval of the executive compensation disclosed in this Proxy Statement, “for” the convertibility approval feature of the Series A Preferred Stock, “for” the amendment to the Company’s Articles of Amendment and Restatement, and as recommended by the Board with regard to all other matters in its discretion. It is not anticipated that any matters other than those set forth in this Proxy Statement will be presented at the Annual Meeting. If other matters are presented, proxies will be voted as recommended by the Board or, if there is no recommendation, in accordance with the discretion of the proxy holders. In addition, no stockholder proposals or nominations were received on a timely basis, so no such matters may be brought to a vote at the Annual Meeting.

Who is Soliciting My Proxy?

This solicitation of proxies is made by and on behalf of our Board. We will pay the cost of solicitation of the proxies. We have retained American Stock Transfer and Trust Company, LLC to assist, at a de minimis cost, in the solicitation of proxies. In addition to the solicitation of proxies by mail, our directors, officers and employees may solicit proxies personally or by telephone at a de minimis cost.

No person is authorized on our behalf to give any information or to make any representations with respect to the Proposals other than the information and representations contained in this Proxy Statement, and, if given or made, such information and/or representations must not be relied upon as having been authorized, and the delivery of this Proxy Statement shall not, under any circumstances, create any implication that there has been no change in our affairs since the date hereof.

CORPORATE GOVERNANCE

Governance Policies, Code of Ethics and Committee Charters

The Board regularly evaluates the Company’s corporate governance policies and benchmarks those policies against the rules and regulations of governmental authorities, the best practices of other public companies and suggestions received from various authorities. The Board has adopted the Company’s Guidelines on Corporate Governance, as amended. The Company’s Guidelines on Corporate Governance require that a majority of the directors be independent within the meaning of NYSE standards. The Company’s Common Stock is listed on the NYSE under the ticker symbol “ELS.” The Company’s Series A Preferred Stock is listed on the NYSE under ticker symbol “ELSPrA.” The Company has also adopted a Business Ethics and Conduct Policy, which applies to all directors, officers and employees of the Company.

On December 22, 2011, the Company’s Board approved an amendment of the Company’s Guidelines on Corporate Governance to include a director resignation policy, whereby an incumbent director who fails to receive a majority of the votes cast at the Annual Meeting is expected to submit his or her resignation. If an incumbent director fails to receive a majority vote and tenders his or her resignation, the Compensation,

Nominating and Corporate Governance Committee will make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action is recommended, taking into account any information that it considers appropriate and relevant, including the circumstances that led to the failure to receive the vote, if known. The Board will act on the tendered resignation within ninety (90) days following certification of the stockholder vote and will promptly disclose its decision and rationale as to whether to accept the resignation (or the reasons for rejecting the resignation, if applicable) in a press release, filing with the SEC or by other public announcement.

The Guidelines on Corporate Governance, the Business Ethics and Conduct Policy and the charters of the Board’s Audit Committee and Compensation, Nominating and Corporate Governance Committee are each available on the Company’s website at www.equitylifestyle.com, and a copy of same may be obtained free of charge by sending a written request to Equity LifeStyle Properties, Inc., Attn: Investor Relations, Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606, or by emailing the Company’s Investor Relations Department at investor_relations@equitylifestyle.com.

Stockholder Communications with the Board

The Company’s Lead Director is Sheli Rosenberg who, as an independent director, acts in the lead capacity to coordinate the other independent directors, consults with the Company’s Chief Executive Officer on Board agendas, chairs the executive sessions of the non-management directors and performs such other functions as the Board may direct. Any stockholder or other interested party who has a concern or inquiry regarding the conduct of the Company may communicate directly with the Board or the non-management directors by contacting the Lead Director, who will receive all such communications on behalf of the Board or the non-management directors (as applicable). Communications may be confidential or anonymous, and may be submitted in writing to the Lead Director, c/o Secretary, Equity LifeStyle Properties, Inc., Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606. All written communications will be received and processed by the Secretary of the Company, and all substantive communications will be referred to the Lead Director. All such communications will be reviewed and, if necessary, investigated and/or addressed by the Lead Director and the status of such communications will be reported to the Board or the non-management directors (as applicable) on a quarterly basis. The Lead Director may direct special treatment, including the retention of outside advisors or counsel, for any such concern or inquiry.

Although each director is strongly encouraged to attend each Annual Meeting of Stockholders, the Board has no formal policy with respect to such attendance. Five of the eight directors in office as of the date of the 2011 Annual Meeting of Stockholders were in attendance at that meeting.

Non-Management Directors’ Executive Sessions

Executive sessions of the Company’s non-management directors are scheduled in connection with regularly scheduled meetings of the Board and may be held without management present at such other times as requested by the non-management directors. The presiding director at these executive sessions is the Lead Director.

Board Leadership Structure and Role in Risk Oversight

The Company has separated the positions of chairman of the board and chief executive officer since 1996. Samuel Zell currently serves as Chairman of the Board and Thomas Heneghan currently serves as the President and Chief Executive Officer (“CEO”) of the Company and is a member of the Board. Ms. Rosenberg, an independent director, serves as the Company’s Lead Director as discussed above. The Company has determined that this leadership structure is appropriate as it allows the CEO to focus on our day-to-day business, while allowing the chairman of the board to lead the board in its fundamental role of providing advice to and independent oversight of management.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including economic, environmental and regulatory risks, and others such as the impact of competition and weather conditions. The Company believes one way to manage risk is to maintain balance sheet flexibility and evaluates major capital items, including dividend policy, debt policy, acquisitions and dispositions, and equity issuances, in light of the potential impact on financial flexibility. Management is responsible for the day-to-day management of risks the company faces, while the board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board has the responsibility to satisfy itself that the risk management processes designed by management are adequate and functioning as designed.

The Board believes that establishing the right “tone at the top” and that full and open communications between management and the Board are essential for effective risk management and oversight. Our Chief Executive Officer meets quarterly with Board Committee chairpersons updating them on a variety of matters, including risk management and related controls. Our executive officers attend each quarterly Board meeting and are available to address any questions or concerns raised by the Board on risk management-related and any other matters. At the quarterly Board meetings, the Board receives presentations from the executive officers on strategic matters involving our operations.

While the Board is ultimately responsible for risk oversight at the Company, our three Board Committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee of the Board (the “Audit Committee”) assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements, and, in accordance with NYSE requirements, discusses policies with respect to risk assessment and risk management. Risk assessment reports are regularly provided by management to the Audit Committee. The Compensation, Nominating and Corporate Governance Committee of the Board (the “Compensation Committee”) assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs and risks associated with Board organization, membership and structure, succession planning, and corporate governance. The Executive Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with the acquisition, disposition and financing of investments for the Company.

Committees of the Board; Meetings

Meetings:    During the year ended December 31, 2011, the Board held six meetings and took five actions by unanimous written consent. Each of the directors attended 75% or more of the total number of the meetings of the Board and the committees on which he or she served.

Executive Committee:    The Executive Committee of the Board is comprised of Howard Walker (Chair), Mr. Zell and Ms. Rosenberg. The Executive Committee has the authority, within certain parameters set by the Board, to authorize the acquisition, disposition and financing of investments for the Company (including the issuance of additional limited partnership interests of MHC Operating Limited Partnership) and to authorize contracts and agreements, including those related to the borrowing of money by the Company, and generally exercise all other powers of the Board except as prohibited by law. During the year ended December 31, 2011, the Executive Committee held no meetings and took no actions by unanimous written consent.

Compensation, Nominating and Corporate Governance Committee:    The Compensation Committee is comprised of Ms. Rosenberg (Chair), Gary Waterman and David Contis. The Board has determined that each of the Compensation Committee members is an “independent” director within the meaning set forth in the NYSE listing standards. The Compensation Committee is governed by the Charter of the Compensation, Nominating and Corporate Governance Committee, a copy of which is available on the Company’s website. The Compensation Committee determines compensation for the Company’s executive officers and exercises all powers of the Board in connection with compensation matters, including incentive compensation and benefit plans. The Compensation Committee did not engage a compensation consultant, nor did a compensation consultant assist the Company or the Board with executive compensation matters during the last completed fiscal year. The Compensation Committee receives recommendations regarding executive compensation from the Company’s President and Chief Executive Officer and considers these recommendations in determining appropriate compensation plans. The Compensation Committee does not delegate its authority in regards to establishing executive compensation. The Compensation Committee also has the authority to grant stock options, stock appreciation rights and restricted stock awards in accordance with the Company’s 1992 Stock Option and Stock Award Plan, as amended and restated (the “Stock Option and Award Plan”), to the management of the Company and its subsidiaries, other employees and consultants. In addition, the Compensation Committee identifies and recommends qualified individuals to become Board members (described further below), develops and recommends the Guidelines on Corporate Governance applicable to the Company, recommends to the Board director nominees for each committee of the Board and directs the Board in an annual review of its performance. During the year ended December 31, 2011, the Compensation Committee held five meetings and took one action by unanimous written consent.

Audit Committee:    The Audit Committee is comprised of Philip Calian (Chair), Thomas Dobrowski and Mr. Contis. The Board has determined that each of the Audit Committee members is an “independent” director within the meaning set forth in the NYSE listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has also determined that Mr. Calian, Mr. Dobrowski, and Mr. Contis are each an “audit committee financial expert” as that term is defined by the SEC in Item 407(d)(5) of Regulation S-K. The Audit Committee is governed by the Audit Committee Charter, a copy of which is available on the Company’s website. The Audit Committee is responsible for, among other things, engaging our Independent Accountants, reviewing with the Company’s Independent Accountants the plans for and results of the audit engagement, approving professional services provided by the Company’s Independent Accountants, reviewing the independence of the Company’s Independent Accountants, considering the range of audit and non-audit fees and reviewing the adequacy of the Company’s internal accounting controls and accounting and reporting practices assessing the quality and integrity of our audited financial statements. The Audit Committee has also established procedures for the processing of complaints received from employees regarding internal control, accounting and auditing matters. During the year ended December 31, 2011, the Audit Committee held twelve meetings and took no actions by unanimous written consent. The “Audit Committee Report” is included herein.

Board Member Nominations

Nominees for directors are selected by the Compensation, Nominating and Corporate Governance Committee. The Compensation Committee will consider nominees recommended by stockholders. If you wish to recommend a person whom you consider qualified to serve on the Board, you must give written notice to the Secretary of the Company in accordance with the requirements described in “Stockholder Proposals.” This notice must contain: (i) as to each nominee, all information that would be required to be disclosed in a proxy statement with respect to the election of directors pursuant to the Exchange Act, (ii) the name and address of the stockholder giving the notice, (iii) the number of shares of Common Stock owned beneficially and of record by such stockholder, and (iv) the written consent of each nominee to serve as a director if so elected. The Compensation Committee will consider and evaluate persons recommended by stockholders in the same manner as potential nominees identified by the Board and/or the Compensation Committee.

The Compensation Committee identifies nominees for director from various sources. In assessing potential director nominees, the Compensation Committee considers the character, background and professional experience of candidates. All nominees should possess good judgment and an inquiring and independent mind. Familiarity with the issues affecting the Company is among the relevant criteria. All director nominees must possess a reputation for the highest personal and professional ethics, integrity and values. The Compensation Committee will also carefully consider any potential conflicts of interest. Nominees must also be willing and able to devote sufficient time and effort to carrying out the duties and responsibilities of a director effectively, and should be committed to serving on the Board for an extended period of time. Neither the Company nor the Compensation Committee has a formal policy with regard to the consideration of diversity in identifying and evaluating director nominees, although both may consider diversity when identifying and evaluating potential director nominees. As detailed above, the Compensation Committee strives to nominate directors with a variety of complementary skills so that, if elected, the Board will contain the appropriate mix of diversity in background and experience to oversee the Company’s business.

Biographical Information

Set forth below are biographies of each of the Company’s current executive officers. Biographies of the director nominees are set forth below in Proposal 1.

Executive Officers

Thomas Heneghan, 48, is President and Chief Executive Officer of the Company. For his biographical information, please see Proposal 1 below.

Ellen Kelleher, 51, has been Executive Vice President — Property Management since February 2009, and was Secretary of the Company from May 2000 to February 2011. Ms. Kelleher is also a member of the Company’s Management Committee. Ms. Kelleher was Executive Vice President and General Counsel of the Company from March 1997 to February 2009. Ms. Kelleher was Senior Vice President, General Counsel and Assistant Secretary of the Company from March 1994 to March 1997.

Roger Maynard, 54, has been Executive Vice President — Asset Management of the Company since February 2009. Mr. Maynard is also a member of the Company’s Management Committee. Mr. Maynard was Executive Vice President and Chief Operating Officer of the Company from December 2005 to February 2009. Mr. Maynard was Chief Operating Officer of the Company from January 2004 to December 2005. Mr. Maynard was Senior Vice President for national operations of the Company from January 2003 to December 2003. Mr. Maynard was Senior Regional Vice President for the Company’s Eastern division from September 2001 to December 2002, and Senior Regional Vice President for the Company’s Southeastern region from January 2000 to September 2001. Mr. Maynard was Regional Vice President for the Company’s Southeastern region from June 1998 to December 1999, and Regional Vice President for the Company’s Northeastern region from October 1997 to June 1998.

Marguerite Nader, 43, has been Executive Vice President and Chief Financial Officer since December 2011. Ms. Nader is also a member of the Company’s Management Committee. Ms. Nader was Executive Vice President — New Business Development from February 2011 to December 2011. Ms. Nader was Executive Vice President — Sales and Marketing of the Company from February 2009 to February 2011. Ms. Nader was Senior Vice President of New Business Development of the Company from January 2007 to February 2009. Ms. Nader was Vice President of New Business Development of the Company from January 2001 to January 2007. Ms. Nader was Vice President of Asset Management of the Company from January 1998 to January 2001. Ms. Nader has been employed with the Company since 1993.

Seth Rosenberg, 42, has been Senior Vice President — Sales and Marketing since February 2010. Mr. Rosenberg is also a member of the Company’s Management Committee. Mr. Rosenberg was General Manager of Active Outdoors — Campgrounds and General Manager of Active Outdoors, both business units of The Active Network, from 2009 to February 2010. Mr. Rosenberg was President of ReserveAmerica, then an operating business of IAC/InterActiveCorp, from 2007 to 2009. Mr. Rosenberg was Senior Vice President of Business Development and Client Services at ReserveAmerica from 2005 to 2007. Mr. Rosenberg served in various roles at ReserveAmerica from 2001 to 2005.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Independence of Directors

Pursuant to the Company’s Guidelines on Corporate Governance, which require that a majority of our directors be independent within the meaning of NYSE standards and do not include any additional categorical standards other than those required by the NYSE, the Board undertook a review of the independence of directors nominated for re-election at the upcoming Annual Meeting. During this review, the Board considered transactions and relationships, if any, during the prior year between each director or any member of his or her immediate family and the Company, including those reported under “Certain Relationships and Related Transactions” below. As provided in the Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

As a result of this review, the Board affirmatively determined that all the directors nominated for election at the Annual Meeting are independent of the Company and its management with the exception of our current President and Chief Executive Officer, Mr. Heneghan. The Board determined that none of the independent directors has nor had a material relationship with the Company other than being a director and/or a stockholder of the Company.

The Board specifically considered Mr. Zell’s affiliation to Two North Riverside Plaza Joint Venture Limited Partnership, which provides office space to the Company as further described in “Certain Relationships and Related Transactions” below. The Board determined that this relationship between the Company and Two North Riverside Joint Venture Plaza does not breach NYSE bright line tests and did not hinder Mr. Zell’s independence. The Board considered that Mr. Zell’s net worth has been estimated in excess of $4.7 billion and that the payments to Two North Riverside Joint Venture Plaza are substantially less than one percent of the aggregate revenues of the Zell family trusts and Mr. Zell’s interests. The Board further considered Mr. Zell’s prior role as interim Chief Executive Officer for the eighteen-month period from March 1995 to August 1996, to allow time for transition to a new CEO. During such time, Mr. Zell did not receive compensation for his role as interim CEO and was not subject to an employment agreement, nor did he receive any severance, long-term health or pension benefits. The Board determined that Mr. Zell’s prior role as interim CEO did not hinder Mr. Zell’s independence.

The Board specifically considered Mr. Walker’s role as a former Chief Executive Officer of the Company and determined that this role did not hinder Mr. Walker’s independence within the meaning of the NYSE listing standards. In addition, the Board specifically considered the consulting agreement between the Company and Mr. Walker’s son as further described in “Certain Relationships and Related Transactions” below. The Board determined that this relationship did not breach NYSE bright line tests and did not hinder Mr. Walker’s independence.

Ms. Sheli Rosenberg, who is a nominee for director, is not related to Mr. Seth Rosenberg, the Company’s Senior Vice President — Sales and Marketing.

General Information about the Nominees

The Company’s Board consists of eight directors. The Company’s Charter currently provides for the annual election of all directors. All the nominees are presently directors, and each nominee has consented to be named in this Proxy Statement and to serve if elected.

Biographical Information

Set forth below are biographies of each of the director nominees.

Samuel Zell, 70, has been Chairman of the Board of the Company since March 1995, and was Chief Executive Officer of the Company from March 1995 to August 1996. Mr. Zell was Co-Chairman of the Board of

the Company from its formation until March 1995. Mr. Zell was a director of Mobile Home Communities, Inc., the former manager of the Company’s manufactured home communities, from 1983 until its dissolution in 1993. Mr. Zell has served as Chairman and chief executive officer of Equity Group Investments (“EGI”), a private investment company and division of Chai Trust Company, L.L.C., since January 2012 and served as chairman and president of EGI from 1999 through 2011. EGI provides investment management and accounting services to the Zell family trusts. Mr. Zell is also the co-founder and chairman of Equity International, a private investment firm focused on real estate-related companies outside the United States. For more than the past five years, Mr. Zell has served as chairman of the board of Anixter International, Inc., a global supplier of communications and security products; as chairman of the board of Equity Residential, a REIT that owns and operates apartment properties; and as chairman of the board of Capital Trust, Inc., a specialized finance company (“Capital Trust”). Mr. Zell has been chairman of the board of Covanta Holding Corporation, an international leader in converting waste to energy, since September 2005, was previously a director from 1999 until 2004, and served as its president, chairman and chief executive officer from July 2002 to October 2004. Mr. Zell has served as a director of Tribune Company, a private media conglomerate, since May 2007, as Chairman since December 2007, and as Chief Executive Officer from December 2007 to December 2009. In December 2008, the Tribune Company filed for protection under Chapter 11 of the Bankruptcy Code. Mr. Zell was a trustee and chairman of the board of trustees of Equity Office Properties Trust (“EOP”), an equity real estate investment trust (“REIT”) primarily focused on office buildings, from October 1996 until its sale in February 2007, and was its chief executive officer from April 2002 to April 2003, and its president from April 2002 to November 2002. Mr. Zell was the chairman of the board of Rewards Network, Inc. (previously known as iDine Rewards Network, Inc.), an administrator of loyalty-based consumer reward programs, from 2002 until 2005.

Howard Walker, 72, has been Vice-Chairman of the Board of the Company since May 2003 and Chair of the Board’s Executive Committee since January 2004. Mr. Walker has been a director of the Company since November 1997. Mr. Walker has been retired from the Company since December 2003. Mr. Walker was Chief Executive Officer of the Company from December 1997 to December 2003. Mr. Walker was President of the Company from September 1997 to May 2000, and President of Realty Systems, Inc., an affiliate of the Company, from March 1995 to April 2000. Mr. Walker was a Vice President of the Company from January 1995 to March 1995.

Philip Calian, 49, has been a director of the Company since October 2005. Mr. Calian has been founder and managing partner of Kingsbury Partners, LLC since January 2003, and an operating partner of Waveland Investments, LLC since July 2004. Kingsbury Partners LLC is a private equity and consulting firm focused on providing capital and ownership skills to middle market distressed businesses and Waveland Investments LLC is a Chicago-based private equity firm with committed equity capital. Prior to founding Kingsbury Partners LLC, Mr. Calian was chief executive officer of American Classic Voyages Co., a publicly-traded travel and leisure company, from 1995 until 2002. Mr. Calian was a director of JetAway Today, Inc., a private internet travel company, until its sale in 2007. Mr. Calian is a director of MCS Investment Group, LLC, a private producer and seller of mineral well brine; Hudson Lock, LLC, a private lock manufacturer; Lewis County Press, LLC, a newspaper publisher; and Cottingham & Butler, Inc., a private insurance broker.

David Contis, 53, has been a director of the Company since February 2009. Mr. Contis has been President — Mall Platform and Senior Executive Vice President at Simon Properties Group, Inc., a retail REIT, since May 2011. Mr. Contis was President of Real Estate for EGI from November 2006 to May 2011. Mr. Contis was Executive Vice President and Chief Operating Officer of The Macerich Company, a shopping center REIT from May 1997 to October 2006. Mr. Contis was employed in various capacities by affiliates of EGI from 1980 to 1997, including as Vice Chairman, Executive Vice President and Chief Operating Officer of Equity Properties & Development L.P. from 1992 to 1997. Mr. Contis currently serves on the Board of Directors of BRMalls, Brazil’s largest shopping center company. Mr. Contis was a director of PATT Holding Company, LLC from January 2008 to August 2008. Mr. Contis was a director and served as a member of the Board of Directors, Compensation Committee and Audit Committee of Dundee Realty Corp., a Canadian-based real estate company from 1997 to 2003. In addition, Mr. Contis was a Trustee of the International Council of Shopping Centers.

Thomas Dobrowski, 68, has been a director of the Company since March 1993. Mr. Dobrowski has been retired from General Motors Investment Management Corporation (“GMIMC”) since October 2005. Mr. Dobrowski was the managing director of real estate and alternative investments of GMIMC from December 1994 to September 2005. Mr. Dobrowski is a director of Capital Trust. Mr. Dobrowski was also a trustee of EOP until its sale in 2007, and was a former director of Taubman Centers, Inc. and Red Roof Inns, Inc.

Thomas Heneghan, 48, has been a director of the company since March 2004. Mr. Heneghan has been Chief Executive Officer of the Company since January 2004 and President of the Company since February 2011. Mr. Heneghan is a member of the Company’s Management Committee. Mr. Heneghan was also President of the Company from January 2004 to January 2008. Mr. Heneghan was President and Chief Operating Officer of the Company from May 2000 to December 2003. Mr. Heneghan was Executive Vice President, Chief Financial Officer and Treasurer of the Company from April 1997 to May 2000, and Vice President, Chief Financial Officer and Treasurer of the Company from February 1995 to March 1997. Mr. Heneghan was member of the Board of Managers of PATT from April 2006 to August 2008. Mr. Heneghan has served on the National Association of Real Estate Investment Trust (“NAREIT”) Board of Governors since 2010.

Sheli Rosenberg, 70, has been Of Counsel at Skadden, Arps, Slate, Meagher & Flom LLP since May 2011. Ms. Rosenberg has been a director of the Company since August 1996, and has been the Lead Director of the Company since 2002. Ms. Rosenberg was an Adjunct Professor at Northwestern University’s J.L. Kellogg Graduate School of Business from 2003 to 2007. Ms. Rosenberg was vice chairman of EGI from January 2000 through December 2003. Ms. Rosenberg was president of Equity Group Investments, Inc. (“EGI, Inc.”), an investment company, from November 1994 to December 1999, and was chief executive officer of EGI, Inc. from November 1994 to December 1999. Ms. Rosenberg was a principal of the law firm of Rosenberg & Liebentritt from 1980 to September 1997. Ms. Rosenberg is a director of Nanosphere, Inc., a nanotechnology-based molecular diagnostics company and Ventas, Inc., an owner of real estate in the health care field. Ms. Rosenberg was a director of General Growth Properties, Inc. a shopping mall REIT until July 2011; a director of CVS Caremark Corporation, an owner and operator of drug stores until May 2011; a trustee of Equity Residential until May 2010, and a trustee of EOP until its sale in 2007.

Gary Waterman, 70, has been a director of the Company since March 1993. Since 1989, Mr. Waterman has been president of Waterman Limited, a real estate services and investment company that he founded. Mr. Waterman served in various roles at LaSalle Partners Incorporated, now known as Jones Lang LaSalle, from 1968 to 1989, including the formation of the real estate company, which focused on corporate real estate services, investment management and development. Mr. Waterman has been a director of Avalara, Inc., a private software company since September 2007.

In addition to each director nominee’s qualifications, experience and skills outlined in their biographical data above, the Company’s Board looked for certain attributes in each of the nominee directors and based on these attributes, concluded that each director nominee should serve on the Company’s Board. The Board does not require that the director nominees possess each attribute, but rather the Board is looking for a mix of attributes across the board members. These attributes include: (i) prior experience on the Company’s Board and other relevant board level experience, (ii) real estate industry experience, (iii) transactional experience especially within the real estate industry; (iv) relevant experience in property operations; (v) financial expertise; (vi) legal and/or regulatory experience; (vii) knowledge of and experience with corporate governance matters, (viii) experience with executive compensation matters, and (ix) prior experience in risk management.

The following table shows the attributes of each director nominee.

	Board Experience	Real Estate Industry	Transactional	Property Operations	Financial Expertise	Legal / Regulatory	Corporate Governance	Executive Compensation	Risk Management
Samuel Zell	X	X	X	X	X	X	X	X	X
Howard Walker	X	X	X	X		X	X	X	X
Philip Calian	X		X	X	X	X	X	X	X
David Contis	X	X	X	X	X	X	X	X	X
Thomas Dobrowski	X	X	X	X	X		X	X	X
Thomas Heneghan	X	X	X	X	X	X	X	X	X
Sheli Rosenberg	X	X	X			X	X	X	X
Gary Waterman	X	X	X				X	X	X

Director Compensation

The following table includes compensation information for the year ended December 31, 2011 for each non-employee member of our Board of Directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)(4)	Total ($)
Philip Calian	46,500	288,760	—	—	—	335,260
David Contis	47,000	118,120	—	—	—	165,120
Thomas Dobrowski	46,000	118,120	—	—	—	164,120
Sheli Rosenberg	47,500	402,520	—	—	—	450,020
Howard Walker	46,500	288,760	—	—	—	335,260
Gary Waterman	46,000	118,120	—	—	—	164,120
Samuel Zell	46,000	1,255,720	—	—	—	1,301,720

(1)	For 2011, the Company paid each of its non-employee directors an annual fee of $45,000. In addition, directors who serve on the Executive Committee, Audit Committee or Compensation Committee receive an additional $1,000 per annum for each committee on which they serve. Committee chairpersons receive an additional $500 per annum for their service. Directors who are employees of the Company are not paid any directors’ fees.

(2)	These amounts reflect the grant date fair value, as calculated in accordance with FASB ASC Topic 718 “Stock Compensation” (“FASB ASC 718”), related to restricted stock and option awards issued in 2011 pursuant to the Company’s Stock Option and Award Plan.

Refer to Note 14, “Stock Option Plan and Stock Grants,” in the Notes to the Consolidated Financial Statements included in the Company’s 2011 Form 10-K filed on February 29, 2012 for the relevant assumptions used to determine the valuation of our restricted stock and option awards.

Pursuant to the Stock Option and Award Plan, on the date of the first Board of Directors meeting after each Annual Meeting of Stockholders, each director then in office will receive at the director’s election either an annual grant of options to purchase 10,000 shares of Common Stock at the then-current market price or an annual grant of 2,000 shares of Restricted Common Stock. One-third of the options to purchase Common Stock and the shares of Restricted Common Stock covered by these awards vest on the date six months after the grant date, one-third vest on the first anniversary of the grant date and one-third vest on the second anniversary of the grant date.

Pursuant to the authority granted in the Stock Option and Award Plan, in November 2011 the Compensation Committee approved the annual award of stock options to be granted to the Chairman of the Board, the Compensation Committee Chairperson and Lead Director, the Executive Committee Chairperson, and the Audit Committee Chairperson and Audit Committee Financial Expert on January 31, 2012 (or the following trading day if the NYSE is closed on such date) for their services rendered in 2011. Ms. Rosenberg abstained from discussion and voting on the award granted to the Chairperson of the Compensation Committee and Lead Director. On January 31, 2012, Mr. Zell was awarded options to purchase 100,000 shares of Common Stock, which he elected to receive as 20,000 shares of Restricted Common Stock, for services rendered as Chairman of the Board during 2011; Ms. Rosenberg was awarded options to purchase 25,000 shares of Common Stock, which she elected to receive as 5,000 shares of Restricted Common Stock, for services rendered as Lead Director and Chairperson of the Compensation Committee during 2011; Mr. Walker was awarded options to purchase 15,000 shares of Common Stock, which he elected to receive as 3,000 shares of Restricted Common Stock, for services rendered as Chairperson of the Executive Committee during 2011; and Mr. Calian was awarded options to purchase 15,000 shares of Common Stock, which he elected to receive as 3,000 shares of Restricted Common Stock, for services rendered as Audit Committee Financial Expert and Audit Committee Chairperson during 2011. Such shares were issued at a per share price of $70.14, the NYSE closing price of the Company’s Common Stock on January 31, 2012. One-third of the options to purchase Common Stock and the shares of Restricted Common Stock covered by these awards vests on each of December 31, 2012, December 31, 2013, and December 31, 2014.

As of December 31, 2011, each non-employee director had the following unexercised stock options and unvested Restricted Stock awards outstanding:

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Number of Shares of Stock That Have Not Vested
Philip Calian	—	—	5,001
David Contis	2,800	—	2,001
Thomas Dobrowski	—	—	2,001
Sheli Rosenberg	—	—	7,002
Howard Walker	50,000	—	5,001
Gary Waterman	—	—	2,001
Samuel Zell	560,000	—	22,002

(3)	During the year ended December 31, 2011, directors did not receive any perquisites or other compensation. The Company reimburses the directors for travel expenses incurred in connection with their activities on behalf of the Company.

(4)	In December 2000, the Company entered into a deferred compensation arrangement with Mr. Walker to encourage him to remain employed by the Company. The agreement provided Mr. Walker with a salary benefit commencing May 17, 2004. Pursuant to the agreement, commencing on such date, Mr. Walker receives an annual deferred compensation payment in the amount of $200,000 for a ten-year period. The Company purchased an annuity for approximately $1.2 million to fund its future obligations under the agreement. The annuity is held by a trust for the benefit of Mr. Walker and is subject to the claims of creditors of the Company. A copy of Mr. Walker’s deferred compensation agreement was filed on Form 8-K with the SEC on September 25, 2008.

Vote Required

A plurality of the votes cast in person or by proxy at the Annual Meeting is required for the election of directors. Although we know of no reason why any nominee would not be able to serve, if any nominee should become unavailable for election, the persons named as proxies will vote your shares of Common Stock to approve the election of any substitute nominee proposed by the Board.

Board Recommendation

The Board unanimously recommends that you vote “FOR” each of the eight nominees for director for a one-year term.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board recommends that the stockholders ratify the selection of Ernst & Young as the Company’s independent registered public accounting firm (“Independent Accountants”) for the fiscal year ending December 31, 2012. As a matter of good corporate governance, the selection of Ernst & Young is being submitted to stockholders for ratification. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if Ernst & Young is ratified as Independent Accountants by the stockholders, the Audit Committee, in its discretion, may direct the appointment of different Independent Accountants at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Ernst & Young has advised us that neither it nor any member thereof has any financial interest, direct or indirect, in our Company or any of our subsidiaries in any capacity. There have been no disagreements between the Company and its Independent Accountants relating to accounting procedures, financial statement disclosures or related items. Representatives of Ernst & Young are expected to be available at the Annual Meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Audit and Non-Audit Fees

Audit Fees.    The aggregate fees billed (or expected to be billed) for fiscal years 2011 and 2010 for professional services rendered by the Independent Accountants for the audit of the Company’s financial statements, for the audit of internal controls relating to Section 404 of the Sarbanes-Oxley Act, and for the reviews by the Independent Accountants of the financial statements included in the Company’s Forms 10-Q were approximately $1,398,000 and $604,000, respectively. The 2011 fees included approximately $800,000 related to the Company’s acquisition of properties and stock offerings.

Audit-Related Fees.    The aggregate fees billed (or expected to be billed) for fiscal years 2011 and 2010 for assurance and related services by the Independent Accountants that are reasonably related to the performance of the audit or review of the Company’s financial statements that are not reported as “Audit Fees” above were approximately $70,200 and $48,600, respectively. These fees consist primarily of fees for services provided to assist the Company with attest services related to audits of subsidiaries and benefit plans and other accounting consultations. The 2011 fees included approximately $30,000 related to the Company’s acquisition of properties and stock offerings and the 2010 fees included approximately $8,900 of one-time audit-related fees.

Tax Fees.    The aggregate fees billed (or expected to be billed) for fiscal years 2011 and 2010 for professional services rendered by the Independent Accountants for tax compliance, tax advice and tax planning were approximately $36,300 and $52,000, respectively.

All Other Fees.    There were no other fees billed to the Company by the Independent Accountants in fiscal years 2011 and 2010.

Auditor Independence.    The Audit Committee has determined that the Independent Accountants’ provision of the non-audit services described above is compatible with maintaining the Independent Accountants’ independence.

Policy on Pre-Approval.    The Company and the Audit Committee are committed to ensuring the independence of the Company’s Independent Accountants, both in fact and in appearance. In this regard, the Audit Committee has established a pre-approval policy in accordance with the applicable rules of the SEC and the NYSE. The Audit Committee must pre-approve all audit services and permissable non-audit services provided by the Company’s Independent Accountants, except for any de minimis non-audit services. The Audit Committee may delegate to one or more of its members who is an independent director the authority to grant pre-approvals. All services provided by Ernst & Young in 2011 were pre-approved by the Audit Committee, except for de minimis services for which approval authority was delegated to the Company’s Chief Financial Officer.

Vote Required

The affirmative vote of holders of a majority of the votes cast is necessary to ratify the selection of Ernst & Young.

Board Recommendation

The Board unanimously recommends that you vote “FOR” the ratification of the selection of Ernst & Young as the Company’s Independent Accountants for 2012.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board consists of Mr. Calian, Mr. Contis, and Mr. Dobrowski. The Board has determined that Mr. Calian, Mr. Contis, and Mr. Dobrowski each meet the independence and financial literacy requirements of the NYSE and Rule 10A-3 under the Exchange Act. In addition, the Board has determined that Mr. Calian, Mr. Contis and Mr. Dobrowski each qualify as an “audit committee financial expert” as defined by the SEC rules. No member of the Audit Committee is a current or former officer or employee of the Company, and no member serves on more than two other public company audit committees.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. The Audit Committee is governed by a written charter approved by the Board. In accordance with this charter, the Audit Committee oversees the accounting, auditing and financial reporting practices of the Company. The Audit Committee is responsible for the appointment, retention, compensation, and oversight of the work of the Independent Accountants. The Audit Committee pre-approves the services of the Independent Accountants in accordance with the applicable rules of the SEC and the NYSE. The Audit Committee has also established procedures for the processing of complaints received from employees regarding internal control, accounting, and auditing matters. The Audit Committee held twelve meetings during 2011.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 (the “2011 Form 10-K”) with the Company’s management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the Independent Accountant’s report on the effectiveness of the Company’s internal control over financial reporting with management, the internal auditors and the Independent Accountants.

The Audit Committee reviewed with the Company’s Independent Accountants, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61 (as amended), other standards of the Public Company Accounting Oversight Board, rules of the SEC, and other applicable regulations. In addition, the Audit Committee has discussed with the Independent Accountants the Independent Accountant’s independence from the Company’s management and the Company, including the matters in the letter from the Independent Accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the Independent Accountant’s communications with the Audit Committee concerning independence, and considered the compatibility of non-audit services provided to the Company by the Independent Accountants with the Independent Accountant’s independence.

The Audit Committee discussed with the Company’s Independent Accountants the overall scope and plans for their audit. The Audit Committee met with the Independent Accountants, with and without management present, to discuss the results of their examinations; their evaluation of the Company’s internal controls, including internal control over financial reporting; and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the 2011 Form 10-K for filing with the SEC. The Audit Committee and the Board also have recommended, subject to stockholder ratification, the selection of the Company’s Independent Accountants.

Respectfully submitted,

Philip Calian, Chair

David Contis

Thomas Dobrowski

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary.    The purpose of this Compensation Discussion and Analysis (CD&A) is to provide stockholders with a description of the material elements of the Company’s compensation program for the following individuals who were the Company’s named executive officers as of December 31, 2011:

Thomas Heneghan	President and Chief Executive Officer
Ellen Kelleher	Executive Vice President — Property Management
Roger Maynard	Executive Vice President — Asset Management
Marguerite Nader	Executive Vice President and Chief Financial Officer
Seth Rosenberg	Senior Vice President — Sales and Marketing

In addition, Mr. Joe McAdams and Mr. Michael Berman were named executive officers during a portion of 2011 and are included in our analysis. Mr. Joe McAdams relinquished his role as President effective February 1, 2011 and Mr. Heneghan re-assumed the role of President of the Company, as previously disclosed on Form 8-K filed with the SEC on January 25, 2011. Mr. Michael Berman served as the Company’s Executive Vice President and Chief Financial Officer through November 28, 2011, at which time he resigned from the Company and Ms. Nader assumed the role of Chief Financial Officer, as previously disclosed on Form 8-K filed with the SEC on November 29, 2011.

The Compensation Committee took into account the stockholder advisory vote approving our executive compensation at the 2011 Annual Meeting and incorporated that as one of many factors it considered in connection with the discharge of its responsibilities. Because a substantial majority of our stockholders approved the compensation program described in the proxy statement for the 2011 Annual Meeting, the Compensation Committee did not implement changes to our executive compensation program as a result of the stockholder advisory vote.

The core principle of the Company’s executive compensation program continues to be pay for performance, and the framework of our executive compensation programs includes the governance features discussed below:

•	The Compensation Committee is comprised solely of independent directors.

•	The Compensation Committee did not retain a third-party advisor or compensation consultant for 2011.

•

The Compensation Committee’s annual review and approval of the Company’s compensation strategy includes a review of compensation-related risk management. In this regard, the Compensation Committee reviews the Company’s executive compensation program, including base salary, non-equity incentive compensation (“bonus”), retention and equity-based incentive compensation, and personal benefits. The Compensation Committee does not believe that the compensation program creates risks that are reasonably likely to have a material adverse effect on the Company.

•

With the exception of Mr. McAdams, our executive officers have no employment agreements or severance agreements. The Company entered into an employment agreement with Mr. McAdams effective January 1, 2008. Mr. McAdams’ employment agreement was approved by the Compensation Committee and provided for a term of three years, which term expired on December 31, 2010 and was not renewed. Effective February 1, 2011, Mr. McAdams relinquished his role as President and became president of a subsidiary of the Company, and therefore is no longer a named executive officer. No severance or post-employment compensation payments were made to Mr. McAdams or to Mr. Berman.

•	The executive officers are subject to share ownership guidelines as further described below.

•	The Company’s insider trading policy prohibits executive officers from engaging in speculative transactions in the Company’s securities, such as short sales or an equivalent transaction involving

Company stock. The executive officers must also follow the requirements of the Company’s Business Ethics and Conduct Policy.

The Compensation Committee takes into consideration the overall performance of the Company when establishing the compensation program and determining final payments to the executive officers. This review of overall Company performance is in addition to specific goals and targets that are set for each executive officer. The following tables show the Company’s historical stock price, annual dividends, and Funds From Operations (“FFO”). FFO is a non-GAAP financial measure. The Company believes that FFO, as defined by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), is generally an appropriate measure of performance of an equity REIT. Appendix A to this proxy statement includes definitions of and a reconciliation of FFO to net income, the most comparable GAAP measure.

Note: This chart shows the ELS stock price from January 2009 through January 2012.

Note: This chart shows ELS’ FFO growth over the last five years.	Note: This chart shows ELS’ annual dividend per share growth over the last five years.

General Philosophy.    The Compensation Committee determines and approves the compensation of the Company’s executive officers and guides the Company’s overall philosophy towards the compensation of its employees. The Compensation Committee believes that the compensation of the Company’s executive officers should be both competitive and based on individual and Company performance. The Compensation Committee believes that the compensation of the executives should reflect their success as a management team in attaining certain operational goals, which leads to the success of the Company and serves the best interests of our stockholders. The Compensation Committee consults with executive management regarding both executive and non-executive employee compensation plans and programs, including administering our equity incentive plans. The Compensation Committee did not consult with an outside advisor or compensation consultant during 2011.

Objectives of the Compensation Program.    The primary objective of the Company’s compensation program is to attract and retain highly qualified executives by providing competitive base salaries and meaningful short-term and equity-based incentives. In addition, the compensation program is structured to hold the executive officers accountable for the performance of the Company by tying a portion of their annual non-equity incentive compensation to performance targets. The compensation program is also designed to promote an ownership mentality among executives. The Compensation Committee recognizes that the interests of stockholders are best served by giving key employees the opportunity to participate in the appreciation of the Company’s Common Stock. In October 2005, the Board established stock ownership guidelines for each of the executive officer positions and directors. Under these guidelines, all of the executive officers and directors are required to purchase a minimum amount of the Company’s Common Stock within four years from their first appointment as an executive officer or director, valued at the time of purchase, and to maintain this minimum amount throughout their tenure as an executive officer or member of the Board. Such ownership guidelines follow: five times the base salary for the CEO; three times the base salary for each of the other executive officers; and three times the annual retainer for each Board member. With the exception of Mr. Rosenberg who became a named executive officer in 2011, each of the executive officers and Board members currently own shares of Common Stock of the Company, which exceed the minimum established guidelines.

The following table shows the value of shares of Common Stock and Preferred Stock of the Company, including shares upon exercise of options, beneficially owned by each of the current executive officers as of the Record Date as a multiple of their 2011 base salary.

Name	Shares of Common Stock(1)	Shares of Common Stock Upon Exercise of Options(2)	Shares of Preferred Stock (3)	Total Shares	Value of Shares Owned ($)(4)	Base Salary ($)	Stock Ownership Value / Base Salary (5)
Thomas Heneghan	171,978	—	40,000	211,978	12,459,213	382,454	33x
Ellen Kelleher	161,233	—	40,000	201,233	11,742,629	311,428	38x
Roger Maynard	62,910	—	8,000	70,910	4,393,468	311,428	14x
Marguerite Nader	25,649	—	16,000	41,649	2,106,532	311,428	7x
Seth Rosenberg	11,098	—	1,500	12,598	777,251	300,000	3x
All executive officers as a group	432,868	—	105,500	538,368	31,479,092	1,616,738	19x

(1)	Shares of Common Stock beneficially owned as of the Record Date.

(2)	The amounts shown in this column reflect shares of Common Stock, subject to options, which are currently exercisable or exercisable within 60 days of the Record Date.

(3)	Shares of Series A Preferred Stock beneficially owned as of the Record Date. These shares do not have voting rights.

(4)	The value of the total shares beneficially owned as of the Record Date using the Company’s Common Stock closing stock price of $66.69 on December 30, 2011 and the initial offering price of $24.75 for the Preferred Stock.

(5)	The value of total shares beneficially owned as of the Record Date as compared to the executive officer’s 2011 base salary.

What Our Compensation Program is Designed to Reward.    The compensation program is designed to reward the Company’s executive officers for their contributions to the Company and for achieving improvements in the Company’s performance during the year. The Compensation Committee deliberately kept base salaries at a relatively small percentage of total compensation. This allows us to reward each officer’s performance through annual bonus awards and incentives such as Restricted Common Stock Awards. The annual non-equity incentive bonus plan involves the Compensation Committee and the CEO, with input from each executive officer, jointly setting goals for each of the executive officers. Restricted Common Stock Awards are designed to provide incentive to the executives to ensure the successful implementation of long-term strategic goals of the Company and to provide for the retention of such executives.

Elements of Compensation.    During the year ended December 31, 2011, there were three major components of executive compensation: base salary, non-equity incentive compensation (“bonus”), and retention and equity-based incentive compensation. In conjunction with the CEO, the Compensation Committee reviews the Company’s executive salary structure on an annual basis with the use of a tally sheet. The tally sheet summarizes total compensation for each executive, including base pay, stock and option award values, non-equity incentive plan compensation, and all other compensation for the current and prior years. The tally sheet allows us to quantify each executive officer’s total compensation for use in comparison to the salaries of executives at other REITs.

The compensation policy takes into account a review of executive compensation and performance data on publicly traded REITs obtained from the SNL Financial database (www.snl.com). We believe the executive compensation information derived from the SNL Financial database for our selected peer group of REITs provides comparable salary data for the Company. The compensation program is based on a review of the median and average total compensation for each executive officer position and allows each executive to attain above or below average compensation compared to the peer group based on the Company’s performance. This is achieved through the issuance of Restricted Common Stock Awards. Where salary information is unavailable for a particular position in the SNL Financial database, other positions having similar responsibilities are used. Salary increases are based upon overall Company performance and upon each officer’s performance, established goals, and contribution to the Company’s performance.

The companies that comprise the peer group are shown in the following table. When selecting this peer group, we took into consideration market capitalization, three-year and five-year total returns, dividend internal rate of returns, compounded annual funds from operations growth rates, and multiples. As of December 31, 2011, the three-year and five-year cumulative total shareholder return for the Company was 83% and 32%, respectively, as compared to the average cumulative total shareholder return for the peer group of 71% and -17% (negative), respectively.

PEER GROUP

Apartment Investment and Management Company (AIV)

AvalonBay Communities, Inc. (AVB)

Brandywine Realty Trust (BDN)

BRE Properties, Inc. (BRE)

Boston Properties, Inc. (BXP)

CBL & Associates Properties, Inc. (CBL)

Mack-Cali Realty Corporation (CLI)

Colonial Properties Trust (CLP)

Camden Property Trust (CPT)

Commonwealth REIT (CWH)

Developers Diversified Realty Corporation (DDR)

Duke Realty Corporation (DRE)

Equity Residential (EQR)

Equity One, Inc. (EQY)

Essex Property Trust, Inc. (ESS)

First Industrial Realty Trust (FR)

Federal Realty Investment Trust (FRT)

General Growth Properties, Inc. (GGP)

Health Care REIT, Inc. (HCN)

Health Care Property Investors, Inc. (HCP)

Highwoods Properties, Inc. (HIW)

Home Properties, Inc. (HME)

Healthcare Realty Trust, Inc. (HR)

Host Hotels & Resorts, Inc. (HST)

Kimco Realty Corporation (KIM)

Liberty Property Trust (LRY)

Mid-America Apartment Communities, Inc. (MAA)

Macerich Company (MAC)

National Retail Properties, Inc. (NNN)

Realty Income Corporation (O)

Corporate Office Properties Trust (OFC)

ProLogis (PLD)

Public Storage, Inc. (PSA)

Regency Centers Corporation (REG)

SL Green Realty Corp. (SLG)

Simon Property Group, Inc. (SPG)

Sovran Self Storage, Inc. (SSS)

United Dominion Realty Trust, Inc. (UDR)

Vornado Realty Trust (VNO)

Ventas, Inc. (VTR)

Weingarten Realty Investors (WRI)

Total compensation for the executive officers for 2011 was approximately $7.6 million and was split between base salary, non-equity incentive compensation, retention and equity-based incentive compensation and other compensation, as shown in the following chart. The total median compensation for the top five executives for the selected peer group for 2011, based on the latest reportable data in the SNL Financial database, was approximately $10.8 million and the average was approximately $16.3 million. Total compensation for all of the Company’s executive officers, as shown in the adjusted Summary Compensation Table below, was approximately $9.1 million and $7.6 million for 2010 and 2011, respectively. The decrease in total executive compensation from 2010 to 2011 for the executive officers reflects the pro-rated base salaries for Mr. McAdams and Mr. Berman due to the fact that they were named executive officers for only a portion of 2011. The decrease is partially offset by the issuance of 7,000 shares to Mr. Rosenberg in 2011, as well as an increase in the Company’s stock price on the dates of grant from $49.26 in 2010 to $57.40 in 2011, respectively.

Base Salary.    We deliberately keep base salaries at a relatively small percentage of total compensation with modest annual increases in base salary. For 2011, we concluded that a base salary of $382,454 for Mr. Heneghan and $311,428 for each of Mr. Maynard, Ms. Kelleher, and Ms. Nader, and $300,000 for Mr. Rosenberg were appropriate in this regard. Mr. Berman’s base salary of $308,069 reflects his tenure through November 28, 2011. These base salaries reflected no increase over 2010 base salaries. Mr. McAdams’ base salary for 2011 was pro-rated to reflect that he was President of the Company for one-month in 2011, which was in accordance with his employment agreement effective as of January 1, 2008.

Non-Equity Incentive Compensation.    Our practice is to award annual non-equity incentive compensation (“bonus”) based on certain performance targets established by the Compensation Committee for each year after consultation with the CEO and executive officers. The Compensation Committee selected these performance targets, as we believe management should focus on short-term annual performance metrics that support and ensure the Company’s long-term success and profitability. Performance targets were established and communicated to the executive officers in March 2011 when the outcome of the performance targets was substantially uncertain. The final payout of 2011 executive bonuses was in January 2012, after finalization of the Company’s year-end earnings results.

The total 2011 bonus potential for the executive officers was approximately $2,616,000 (“2011 Bonus Potential”). The following table shows the maximum 2011 Bonus Potential for each executive officer and the percentage attributed to each performance target.

Name	Maximum 2011 Bonus Potential (Amount x Base Salary)	Core MH Revenue Target (1)	Core Resort Revenue Target (2)	Core Controllable Expense Target (3)	Core Net Operating Income Target (4)	Member Count (5)	Discretionary Target (6)
Thomas Heneghan	2.0	15.0%	15.0%	15.0%	15.0%	15.0%	25.0%
Ellen Kelleher	1.5	15.0%	15.0%	15.0%	15.0%	15.0%	25.0%
Roger Maynard	1.5	15.0%	15.0%	15.0%	15.0%	15.0%	25.0%
Marguerite Nader	1.5	15.0%	15.0%	15.0%	15.0%	15.0%	25.0%
Seth Rosenberg	1.5	15.0%	15.0%	15.0%	15.0%	15.0%	25.0%
Michael Berman(7)	1.5	15.0%	15.0%	15.0%	15.0%	15.0%	25.0%
Joe McAdams(8)	—	—	—	—	—	—	—

(1)	This target required achieving a 2.0% increase in core manufactured home (“MH”) base rent growth with flat occupancy for the year ending December 31, 2011 as compared to the year ending December 31, 2010, which target was met. The total paid to all executive officers for this target was approximately $392,000.

(2)	This target required that our core resort revenues increase 1.0% — 1.5% for the year ending December 31, 2011 as compared to December 31, 2010. This target was partially met and the executive officers received 50% of the total bonus potential related to this target. The total paid to all executive officers for this target was approximately $196,000.

(3)	This target required a reduction in core controllable expenses for the year ending December 31, 2011 as compared to the year ending December 31, 2010, which target was met. The total paid to all executive officers for this target was approximately $392,000.

(4)	This target required core net operating income, excluding property management expense, to increase 2.0% — 3.0% for the year ending December 31, 2011 as compared to the year ending December 31, 2010, which target was met. The total paid to all executive officers for this target was approximately $392,000.

(5)	This target focused on stimulating membership sales through new low cost products. This target was partially met and the executive officers received 50% of the total bonus potential related to this target. The total paid to all executive officers for this target was approximately $196,000.

(6)	At the beginning of 2011, the Compensation Committee in consultation with Mr. Heneghan, developed strategic initiatives upon which each executive officer would be evaluated and which would be used in determining their discretionary bonuses. These strategic initiatives included a focus on occupancy issues and trends, a portfolio assessment to position the Company for growth, a refinement of strategies to maximize Thousand Trails site utilization, and a review of the allocation and utilization of the Company’s capital. Throughout 2011, each executive officer met with Mr. Heneghan to discuss achievement of these discretionary goals. The Compensation Committee reviewed these evaluations and considered the results of these evaluations in the overall assessment of each executive’s performance. Ms. Kelleher, Mr. Maynard, Ms. Nader and Mr. Rosenberg each received 100% of the discretionary bonus potential for 2011.

The Compensation Committee’s evaluation of Mr. Heneghan’s achievements included a review of the Company’s overall performance, as well as the attainment of the strategic initiative goals by each of the other executive officers. Mr. Heneghan received 100% of his discretionary bonus potential for 2011.

The total paid to all executive officers for discretionary targets was approximately $654,000.

(7)	Due to his departure in November 2011, Mr. Berman forfeited his bonus.

(8)	Due to the relinquishment of his role as President on February 2011, Mr. McAdams was not eligible for a bonus as a named executive officer.

Retention and Equity-Based Incentive Compensation.    The Stock Option and Award Plan was adopted in December 1992, and amended and restated from time to time, most recently effective March 23, 2001. The Stock Option and Award Plan and certain amendments thereto were approved by the Company’s stockholders. A maximum of 6,000,000 shares of Common Stock were approved for grant under the Stock Option and Award Plan. No more than 1,800,000 of the 4,000,000 shares added to the Stock Option and Award Plan since adoption may be issued as Restricted Common Stock Awards. No more than 250,000 shares of Common Stock may be subject to grants to any one individual in any calendar year. As of December 31, 2011, 743,345 shares of Common Stock remained available for grant; of these, 343,528 shares of Common Stock remained available for Restricted Common Stock Awards. Prior to 2010, Restricted Common Stock Awards were typically granted to executive officers every three years with vesting over a three-year period. In January of 2010, 2011 and 2012, the Compensation Committee approved and granted annual grants of Restricted Common Stock Awards with one-year vesting. The vesting of Restricted Common Stock Awards is subject to acceleration in the case of death, disability and involuntary termination not for cause or change of control of the Company.

To provide long-term incentives for executive officers and to retain qualified officers, the Company has created these performance and tenure-based stock option and Restricted Common Stock award programs pursuant to the authority set forth in the Stock Option and Award Plan. The Company recognizes that the interests of stockholders are best served by giving key employees the opportunity to participate in the appreciation of the Company’s Common Stock.

In accordance with the Stock Option and Award Plan, stock options are awarded at the NYSE’s closing price of the Company’s Common Stock on the date of grant. The Company has never granted options with an exercise price that is less than the closing price of the Company’s Common Stock on the grant date, nor have options been granted on a date other than the grant date.

On December 28, 2006, the Compensation Committee approved the issuance of 140,000 shares of Restricted Common Stock to the executive officers (the “2006 Award Program”). The 2006 Award Program was created pursuant to the authority set forth in the Stock Option and Award Plan. On December 28, 2006, the named executive officers were granted shares of Restricted Common Stock with a grant date fair value of $54.92 in accordance with the 2006 Award Program as follows: Mr. Heneghan was granted 40,000 shares; Mr. Maynard was granted 30,000 shares; Ms. Kelleher was granted 25,000 shares; Ms. Nader was granted 20,000 shares; and Mr. Berman was granted 25,000 shares. Such shares were subject to a three-year vesting schedule, with one-third vesting on December 31, 2007, one-third vesting on December 31, 2008 and one-third vesting on December 31, 2009.

On January 18, 2010, the Compensation Committee approved the issuance of 74,665 shares of Restricted Common Stock to the executive officers (the “2010 Award Program”). The 2010 Award Program was created pursuant to the authority set forth in the Stock Option and Award Plan. On February 1, 2010, the named executive officers were granted shares of Restricted Common Stock with a grant date fair value of $49.26 in accordance with the 2010 Award Program as follows: Mr. Heneghan was granted 16,333 shares; Ms. Kelleher was granted 11,333 shares; Mr. Maynard was granted 11,333 shares; Ms. Nader was granted 11,333 shares; Mr. McAdams was granted 13,000 shares, and Mr. Berman was granted 11,333 shares. Such shares vested on December 31, 2010.

On January 20, 2011, the Compensation Committee approved the issuance of 68,665 shares of Restricted Common Stock to the executive officers (the “2011 Award Program”). The 2011 Award Program was created pursuant to the authority set forth in the Stock Option and Award Plan. On February 1, 2011, the named executive officers were granted shares of Restricted Common Stock with a grant date fair value of $57.40 in accordance with the 2011 Award Program as follows: Mr. Heneghan was granted 16,333 shares; Ms. Kelleher was granted 11,333 shares; Mr. Maynard was granted 11,333 shares; Ms. Nader was granted 11,333 shares; Mr. Rosenberg was granted 7,000 shares; and Mr. Berman was granted 11,333 shares. Such shares vested on December 31, 2011, except that due to his departure in November 2011, Mr. Berman forfeited these shares of Restricted Common Stock.

On each of May 12, 2009, May 11, 2010 and May 11, 2011, Mr. Heneghan received a grant of options to purchase 10,000 shares of Common Stock, which he could elect to receive as 2,000 shares of Restricted Common Stock, for his service as a director during such years. Mr. Heneghan elected to receive his 2009, 2010 and 2011 awards as 2,000 shares of Restricted Common Stock, respectively. These options and shares of Restricted Common Stock were awarded in accordance with the Company’s Stock Option and Award Plan, which provides that each Board member shall receive such annual award on the date of the first Board meeting following the Company’s Annual Meeting. On such date, each director then in office will receive at the director’s election either an annual grant of options to purchase 10,000 shares of Common Stock at the then-current market price or an annual grant of 2,000 shares of Restricted Common Stock. Each of these awards is subject to a vesting schedule, with one-third vesting on the date six months after the grant date; one-third vesting on the first anniversary of the grant date; and the remainder vesting on the second anniversary of the grant date.

On January 4, 2008, Mr. McAdams received a grant of 30,000 shares of the Company’s Restricted Common Stock in accordance with the terms of his employment agreement. Such shares were subject to a two-year vesting schedule, with one-third vested on each of January 4, 2008, January 1, 2009, and January 1, 2010.

The following table shows the breakdown of total compensation expense by executive officer as shown in the Summary Compensation Table of this Proxy Statement; however, the following table has been adjusted to reflect the dollar amount of compensation expense recognized for financial statement reporting purposes for the years ended December 31, 2011, 2010 and 2009, in accordance with FASB ASC 718, related to restricted stock awards issued in 2006 through 2011, as described above. In addition, the table shows compensation expense accrued during 2009 related to the Company’s 2007 Long Term Incentive Plan (“LTIP”). The purpose of this table is to show compensation expense amounts related to these restricted stock awards and the LTIP award on a comparative basis.

Summary Compensation Table, As Adjusted

Name and Principal Position	Year	Salary ($)	Stock Awards, as adjusted ($)(1)	Non-Equity Incentive Plan Compensation		All Other Compensation ($)	Total ($)
				STIP ($)(2)	LTIP ($)(3)
Thomas Heneghan	2011	382,454	1,047,496	650,172	—	10,400	2,090,522
President, Chief Executive	2010	382,454	898,228	674,098	—	10,400	1,965,180
Officer & Director	2009	382,454	809,147	573,681	—	10,400	1,775,682

Ellen Kelleher	2011	311,428	650,514	397,071	—	10,400	1,369,413
Executive Vice President -	2010	311,428	558,264	457,425	—	10,400	1,337,517
Property Management	2009	311,428	457,667	364,371	41,667	10,400	1,185,533

Roger Maynard	2011	311,428	650,514	397,071	—	9,800	1,368,813
Executive Vice President -	2010	311,428	558,264	455,496	—	9,800	1,334,988
Asset Management	2009	311,428	549,200	353,860	41,667	9,800	1,265,955

Marguerite Nader	2011	311,428	650,514	397,071	—	9,800	1,368,813
Executive Vice President &	2010	311,428	558,264	456,830	—	9,800	1,336,322
Chief Financial Officer	2009	311,428	366,133	370,210	41,667	9,800	1,099,238

Seth Rosenberg	2011	300,000	401,800	382,500	—	10,400	1,094,700
Senior Vice President -
Sales & Marketing

Joe McAdams(4)	2011	25,000	—	—	—	—	25,000
Former President	2010	300,000	640,380	881,280	—	9,800	1,831,460
	2009	300,000	426,000	693,000	—	9,800	1,428,800

Michael Berman(5)	2011	308,069	—	—	—	600	308,669
Former Executive Vice	2010	311,428	558,264	457,140	—	10,400	1,337,232
President & Chief Financial Officer	2009	311,428	457,667	350,357	41,667	10,400	1,171,519

Total Compensation	2011	1,949,807	3,400,838	2,223,885	—	51,400	7,625,930
	2010	1,928,166	3,771,664	3,382,269	—	60,600	9,142,699
	2009	1,928,166	3,065,814	2,705,479	166,668	60,600	7,926,727

(1)	This column reflects the dollar amount of compensation expense recognized for financial statement reporting purposes for the years ended December 31, 2011, 2010 and 2009, in accordance with FASB ASC 718, related to restricted stock awards issued in 2006 through 2011. This is provided to show year-over-year compensation expense comparison, which differs from the Summary Compensation Table shown in this Proxy Statement, which table reflects the value of the restricted stock awards in the year of grant.

(2)	This column reflects the executive officers annual bonus award.

(3)	This column reflects compensation expense accrued in accordance with FASB ASC 718, related to the award granted on May 15, 2007 under the Company’s LTIP. In January 2010, the Compensation Committee approved payments of $125,000 to each of each of Ms. Kelleher, Mr. Maynard and Ms. Nader in accordance with the terms of the LTIP. The approved payments were based upon the Compensation Committee’s evaluation of whether certain performance conditions as outlined in the LTIP were met and was at the Compensation Committee’s full discretion. The LTIP agreement was filed as an exhibit to the Company’s Form 8-K filed on May, 15, 2007. Amounts related to the LTIP award are shown in the Summary Compensation Table in 2007, the year of grant, and therefore are not included in the Summary Compensation Table in this Proxy Statement.

(4)	Mr. McAdams relinquished his role as President of the Company effective February 1, 2011, as previously reported on Form 8-K filed with the SEC on January 25, 2011. Mr. McAdams’ compensation reflects one-month of base salary. Mr. McAdams was not eligible for a bonus or issuance of restricted stock awards for his one-month tenure as a named executive officer in 2011.

(5)	Mr. Berman resigned as Executive Vice President and Chief Financial Officer effective November 28, 2011, as previously reported on Form 8-K filed with the SEC on November 29, 2011. Mr. Berman’s compensation reflects his base salary from January 1, 2011 to November 28, 2011. Mr. Berman was not eligible for a bonus payment and forfeited his unvested shares of Restricted Common Stock upon his resignation.

CEO Compensation.    Mr. Heneghan’s 2011 compensation consisted of a base salary of $382,454 and an annual non-equity incentive compensation (“bonus”) award of $650,172. During the year ended December 31, 2011, Mr. Heneghan acquired 18,333 shares of Restricted Common Stock upon vesting with a value of $1,210,499. Mr. Heneghan was not a participant in the LTIP. On an annual basis, Mr. Heneghan receives an option to purchase 10,000 shares of Common Stock, which he can elect to receive as 2,000 shares of Restricted Stock, for his service as a director. We established Mr. Heneghan’s compensation based on the principles previously discussed in this CD&A.

Accounting and Tax Considerations.    The Company accounts for its stock options and stock awards in accordance with FASB ASC 718.

The Company may or may not structure compensation arrangements to satisfy the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended.

Severance Benefits.    None of our named executive officers have any arrangements that provide for payment of severance benefits. Mr. McAdams and Mr. Berman did not receive any severance benefits upon resignation of their roles as named executive officers in 2011.

Non-Qualified Deferred Compensation.    We do not provide any non-qualified defined contribution or other deferred compensation plans.

Post-Employment Compensation.    All of our employees, including our named executive officers, are employees-at-will and as such do not have employment contracts with us. We also do not provide post-employment health coverage or other benefits.

Change in Control.    None of our named executive officers is entitled to payment of any benefits upon a change in control of the Company. The vesting of Restricted Common Stock Awards is subject to acceleration in the case of death, disability and involuntary termination not for cause or change of control of the Company. As of December 31, 2011, there were no unexercised non-vested restricted stock awards for any of the named executive officers, except as follows:

Name	Number of Shares of Restricted Stock That Have Not Vested as of December 31, 2011 (#)	Market Value of Shares of Restricted Stock That Have Not Vested as of December 31, 2011 ($)
Thomas Heneghan	2,001	$133,447

Perquisites and Other Benefits.    Our executives are entitled to few benefits that are not otherwise available to all of our employees. The perquisites we provided for the year ended December 31, 2011 are as follows. All employees who participated in our 401(k) plan received a matching contribution equal to 100% of the first 3%, and 50% of next 2%, of the participant’s compensation that has been contributed to the plan, up to a maximum matching contribution of $9,800. Additionally, a discretionary profit sharing component of the 401(k) plan provides for a contribution to be made annually for each participant in an amount, if any, as determined by the Company. Mr. Heneghan, Ms. Kelleher, Mr. Rosenberg, and Mr. Berman each had a health club membership of which the Company pays $600 of the annual membership fee. The Company has provided each of the executive officers with an indemnification agreement, however, the Company has paid no amounts under such agreements.

The Company has a non-qualified Employee Stock Purchase Plan (“ESPP”) in which certain employees and the directors may participate. Participants may acquire up to $250,000 of Common Stock annually thru the ESPP at a 15% discount. Mr. Maynard is a participant in the ESPP. Discounts on such stock purchases are not considered a perquisite and are not included in the Summary Compensation Table as such discount is available to all salaried employees who elect to participate in the ESPP.

2012 Changes to Executive Compensation.

On January 18, 2012, the Compensation Committee approved the issuance of 57,332 shares of Restricted Common Stock to the executive officers (the “2012 Award Program”). The 2012 Award Program was created pursuant to the authority set forth in the Stock Option and Award Plan. On January 31, 2012, the current named executive officers were granted shares of Restricted Common Stock with a grant date fair value of $70.14 in accordance with the 2012 Award Program as follows: Mr. Heneghan was granted 16,333 shares; Ms. Kelleher was granted 11,333 shares; Mr. Maynard was granted 11,333 shares; Ms. Nader was granted 11,333 shares; and Mr. Rosenberg was granted 7,000 shares. Such shares will fully vest on December 31, 2012.

On February 6, 2012, we approved the 2012 Executive Bonus Plan. Information regarding the 2012 Executive Bonus Plan was filed on Form 8-K with the SEC on February 9, 2012.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14-A and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

Respectfully submitted,

Sheli Rosenberg, Chair

David Contis

Gary Waterman

SUMMARY COMPENSATION TABLE

The following table includes information concerning compensation paid to or earned for the year ended December 31, 2011 by the Company’s Chief Executive Officer, Chief Financial Officer and those persons who were, at December 31, 2011, the next three most highly compensated executive officers of the Company. In addition, Mr. Joe McAdams and Mr. Michael Berman were named executive officers during a portion of 2011 and are included in the Summary Compensation Table. Mr. Joe McAdams relinquished his role as President effective February 1, 2011 and Mr. Heneghan re-assumed the role of President of the Company. Mr. Michael Berman served as the Company’s Executive Vice President and Chief Financial Officer through November 28, 2011, at which time he resigned from the Company, and Ms. Nader assumed the role of Chief Financial Officer.

The Company has not entered into any employment agreements with any of the named executive officers, except for Mr. McAdams. When setting total compensation for each of the executive officers, the Compensation Committee reviews all components of compensation, including equity and non-equity based compensation.

The executive officers were not entitled to receive payments, which are characterized as “Bonus” payments for the years ended December 31, 2011, 2010 and 2009. In January 2010, 2011 and 2012, the Compensation Committee approved the final bonus payment for each executive officer, with such payments being based on pre-established performance targets. Such performance-based bonuses are characterized as “Non-Equity Incentive Plan Compensation” in the table. Total compensation amounts include the fair value of the stock awards and option awards granted to the executive officers, with such grants being shown in the table in the year of grant.

For the years ended December 31, 2011, 2010 and 2009, “Salary” accounted for approximately 26%, 21% and 40%, respectively, of total compensation; “Stock Awards” and “Option Awards” accounted for approximately 45%, 41% and 2%, respectively, of total compensation; and “Non-Equity Incentive Plan Compensation” accounted for approximately 29%, 37% and 57%, respectively, of total compensation.

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation		All Other Compensation ($)(7)	Total ($)
						STIP ($)(5)	LTIP ($)(6)
Thomas Heneghan	2011	382,454	—	1,055,634	—	650,172	—	10,400	2,098,660
President, Chief Executive	2010	382,454	—	914,824	—	674,098	—	10,400	1,981,776
Officer & Director	2009	382,454	—	76,320	—	573,681	—	10,400	1,042,855

Ellen Kelleher	2011	311,428	—	650,514	—	397,071	—	10,400	1,369,413
Executive Vice President -	2010	311,428	—	558,264	—	457,425	—	10,400	1,337,517
Property Management	2009	311,428	—	—	—	364,371	—	10,400	686,199

Roger Maynard	2011	311,428	—	650,514	—	397,071	—	9,800	1,368,813
Executive Vice President -	2010	311,428	—	558,264	—	455,496	—	9,800	1,334,988
Asset Management	2009	311,428	—	—	—	353,860	—	9,800	675,088

Marguerite Nader	2011	311,428	—	650,514	—	397,071	—	9,800	1,368,813
Executive Vice President	2010	311,428	—	558,264	—	456,830	—	9,800	1,336,322
& Chief Financial Officer	2009	311,428	—	—	—	370,210	—	9,800	691,438

Seth Rosenberg	2011	300,000	—	401,800	—	382,500	—	10,400	1,094,700
Senior Vice President -	2010	—	—	—	—	—	—	—	—
Sales & Marketing	2009	—	—	—	—	—	—	—	—

Joe McAdams(8)	2011	25,000	—	—	—	—	—	—	25,000
Former President	2010	300,000	—	640,380	—	881,280	—	9,800	1,831,460
	2009	300,000	—	—	—	693,000	—	9,800	1,002,800

Michael Berman(9)	2011	308,069	—	—	—	—	—	600	308,669
Former Executive Vice	2010	311,428	—	558,264	—	457,140	—	10,400	1,337,232
President & Chief Financial Officer	2009	311,428	—	—	—	350,357	—	10,400	672,185

(1)	Each of the named executive officers, including those that resigned during 2011, was also a member of the Company’s Management Committee during the time of their tenure as a named executive officer.

(2)	Bonus payments were based on certain performance criteria being met and are included under the Non-Equity Incentive Plan Compensation column of this table.

(3)	These amounts reflect the grant-date fair value of restricted stock awards issued pursuant to the Company’s Stock Option and Award Plan, calculated in accordance with FASB ASC 718 based on the Company’s closing stock price on the grant date.

On each of May 11, 2011, May 11, 2010, and May 12, 2009, Mr. Heneghan received a grant of options to purchase 10,000 shares of Common Stock for his service as a director during such year, which he elected to receive as 2,000 shares of Restricted Common Stock. Each of these awards is subject to a vesting schedule, with one-third vesting on the date six months after the grant date; one-third vesting on the first anniversary of the grant date; and the remainder vesting on the second anniversary of the grant date.

On January 18, 2010, the Compensation Committee approved the issuance of 74,665 shares of Restricted Common Stock to the executive officers (the “2010 Award Program”). The 2010 Award Program was created pursuant to the authority set forth in the Stock Option and Award Plan. On February 1, 2010, the named executive officers were granted shares of Restricted Common Stock with a grant date fair value of $49.26 in accordance with the 2010 Award Program as follows: Mr. Heneghan was granted 16,333 shares; Ms. Kelleher was granted 11,333 shares; Mr. Maynard was granted 11,333 shares; Ms. Nader was granted 11,333 shares; Mr. McAdams was granted 13,000 shares; and Mr. Berman was granted 11,333 shares. Such shares vested on December 31, 2010.

On January 20, 2011, the Compensation Committee approved the issuance of 68,665 shares of Restricted Common Stock to the executive officers (the “2011 Award Program”). The 2011 Award Program was created pursuant to the authority set forth in the Stock Option and Award Plan. On February 1, 2011, the named executive officers were granted shares of Restricted Common Stock with a grant date fair value of $57.40 in accordance with the 2011 Award Program as follows: Mr. Heneghan was granted 16,333 shares; Ms. Kelleher was granted 11,333 shares; Mr. Maynard was granted 11,333 shares; Ms. Nader was granted 11,333 shares; Mr. Rosenberg was granted 7,000 shares; and Mr. Berman was granted 11,333 shares. Such shares vested on December 31, 2011, except that due to his departure in November 2011, Mr. Berman forfeited these shares of Restricted Common Stock.

All holders of Restricted Common Stock receive any dividends paid on such shares.

(4)	These amounts reflect the grant-date fair value of stock option awards issued pursuant to the Company’s Stock Option and Award Plan, calculated in accordance with FASB ASC 718. There were no stock option awards issued during 2009, 2010 and 2011.

(5)	The executive officers’ annual bonus is based on pre-established performance targets as communicated to the executives at the beginning of the year, and therefore, such bonus amounts are classified as non-equity incentive plan compensation in this table.

In March 2011, March 2010, and February 2009, the Compensation Committee approved the 2011, 2010 and 2009 bonus potential and performance targets, respectively. In January 2012, 2011, and 2010, after assessment of the achievement of such performance targets, the Compensation Committee approved and the executives received their annual non-equity incentive awards for each of the years ended December 31, 2011, 2010, and 2009, respectively. See the CD&A section of this Proxy Statement for further discussion of the 2011 performance targets.

On February 6, 2012, the Compensation Committee approved the 2012 Executive Bonus Plan. Information regarding the 2012 Executive Bonus Plan was filed on Form 8-K with the SEC on February 9, 2012.

(6)	There were no long-term non-equity incentive plan compensation awards granted in 2009, 2010 or 2011.

(7)	Includes employer-matching contributions pursuant to the Equity LifeStyle Properties, Inc. Retirement Savings Plan of $9,800 for the years ending December 31, 2011, 2010 and 2009, respectively. In addition, the Company paid a $600 annual health club membership fee for Mr. Heneghan, Ms. Kelleher, Mr. Rosenberg, and Mr. Berman.

(8)	Mr. McAdams relinquished his role as President of the Company effective February 1, 2011, as previously reported on Form 8-K filed with the SEC on January 25, 2011. Mr. McAdams’ compensation reflects one-month of base salary. Mr. McAdams was not eligible for a bonus or issuance of restricted stock awards for his one-month tenure as a named executive officer in 2011.

(9)	Mr. Berman resigned as Executive Vice President and Chief Financial Officer effective November 28, 2011, as previously reported on Form 8-K filed with the SEC on November 29, 2011. Mr. Berman’s compensation reflects his base salary from January 1, 2011 to November 28, 2011. Mr. Berman was not eligible for a bonus payment and forfeited his unvested shares of Restricted Common Stock upon his resignation.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information with respect to options and Restricted Common Stock granted to our named executive officers for the year ended December 31, 2011.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards; Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)
Thomas Heneghan	5/11/11	—	—	—	2,000	—	—	118,120
	3/7/11(1)	—	573,681	764,908	—	—	—	—
	2/1/11	—	—	—	16,333	—	—	937,514

Ellen Kelleher	3/7/11(1)	—	350,356	467,142	—	—	—	—
	2/1/11	—	—	—	11,333	—	—	650,514

Roger Maynard	3/7/11(1)	—	350,356	467,142	—	—	—	—
	2/1/11	—	—	—	11,333	—	—	650,514

Marguerite Nader	3/7/11(1)	—	350,356	467,142	—	—	—	—
	2/1/11	—	—	—	11,333	—	—	650,514

Seth Rosenberg	3/7/11(1)	—	337,500	450,000	—	—	—	—
	2/1/11	—	—	—	7,000	—	—	401,800

Joe McAdams(4)	—	—	—	—	—	—	—	—

Michael Berman(5)	3/7/11(1)	—	350,356	467,142	—	—	—	—
	2/1/11	—	—	—	11,333	—	—	650,514

(1)	Payment of the 2011 award was based on the following performance targets being achieved: 15% related to achieving a benchmark in core MH revenues; 15% related to core resort revenues; 15% related to achieving a benchmark in controllable expenses; 15% related to achieving a benchmark in core net operating income; 15% related to achieving a benchmark related to Thousand Trails membership count; and 25% was at the discretion of the Compensation Committee after evaluation of each executive officer’s performance, including an analysis of successes and strategic initiatives during the year. The 2011 maximum amounts represent the total potential bonus award. The 2011 target amounts reflect the non-discretionary portion of the total potential bonus award. Payment of the 2011 award was made in January 2012.

(2)	These amounts reflect the number of shares of Restricted Common Stock granted to each named executive officer pursuant to the Stock Option and Award Plan. Mr. Heneghan’s award granted on May 11, 2011 was for his services as a Director of the Company.

(3)	This amount reflects the grant-date fair value of restricted stock awards issued pursuant to the Company’s Stock Option and Award Plan, calculated in accordance with FASB ASC 718 based on the Company’s closing stock price on the grant date.

(4)	Mr. McAdams was not granted any non-equity incentive plan awards, Restricted Common Stock awards or Stock Option Awards in 2011 for his one-month of service as a named executive officer.

(5)	Mr. Berman forfeited his non-equity incentive plan award and Restricted Common Stock award upon his departure from the Company in November 2011.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table includes certain information with respect to the value of all unexercised stock options and non-vested restricted stock awards previously awarded to the named executive officers as of December 31, 2011.

	Option Awards				Stock Awards(1)
	Number of Securities	Number of Securities
Name	Underlying Unexercised Options (#) Exercisable	Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Thomas Heneghan	—	—	—	—	2,001	133,447

(1)	Mr. Heneghan was issued 2,000 shares of Restricted Common Stock on each of May 11, 2011 and May 11, 2010, which are subject to a vesting schedule, with one-third vesting on the date six months after the grant date; one-third vesting on the first anniversary of the grant date; and the remainder vesting on the second anniversary of the grant date. Upon vesting of these stock awards, the Company may buy back a portion of the stock to provide the executive officer with the ability to receive the vested stock net of applicable tax effects. The market value of Stock Awards that had not vested as of December 31, 2011 was based on a closing price of the Company’s Common Stock on December 30, 2011 of $66.69.

OPTION EXERCISES AND STOCK VESTED

The following table includes certain information with respect to the option exercises and stock vested for each of the executive officers for the year ended December 31, 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Thomas Heneghan	—	—	18,333	1,210,499
Ellen Kelleher	—	—	11,333	755,798
Roger Maynard	—	—	11,333	755,798
Marguerite Nader	—	—	11,333	755,798
Seth Rosenberg	—	—	7,000	466,830

(1)	Upon vesting of these stock awards, the Company bought back 9,400, 4,131, 5,831, and 2,902 shares from Mr. Heneghan, Mr. Maynard, Ms. Nader, and Mr. Rosenberg, respectively, to allow the executives to receive the vested stock net of applicable tax effects.

NARRATIVE DISCLOSURE OF OUR COMPENSATION POLICIES AND PRACTICES

AS THEY RELATE TO RISK MANAGEMENT

The Compensation Committee has reviewed the Company’s compensation policies and practices and believes it has taken reasonable and appropriate actions to mitigate the risk that the Company’s compensation policies and practices would lead to conduct that would have an unintended material adverse effect on the Company. The assessment included a review of the components of the executive officer’s compensation. For the base salary component, we believe the following mitigates the incentive for risky behavior: (i) base salary is a relatively small portion of total compensation for the executive officers, and (ii) the executive officers and employees have signed the Company’s Employee Handbook and Business and Ethics Policy agreeing to maintain the highest standards of personal and professional integrity at all times and to comply with the Company’s policies and procedures. For the non-equity incentive (bonus) component, we believe the following mitigates the incentive for risky behavior: (i) the bonus targets are tied to near-term operational targets which lead to long-term growth of the Company and increased stockholder value and are not generally susceptible to accounting risk; and (ii) a portion of the bonus is payable at the discretion of the Compensation Committee. For the equity-based incentive component, we believe the following mitigates the incentive for risky behavior: (i) the Board has previously established share ownership guidelines for the executive officers to align their interests with those of the stockholders; (ii) the grants and terms of restricted stock are established by the Committee; and (iii) the Committee granted restricted stock rather than options to avoid the risky behavior associated with trying to maximize stock price. In addition, there are no formulistic compensation arrangements that could create unintended compensation and the Compensation Committee has the ability to exercise discretion over all pay; the CEO meets periodically with the Compensation Committee and quarterly with the Compensation Committee, Executive Committee and Audit Committee chairpersons; the Company’s Internal Audit department performs property and other corporate audits to ensure compliance with policies and procedures; the Company maintains a whistleblower hotline; and quarterly disclosure meetings are held with the executive officers and senior management for the purpose of allowing full disclosure of the information that may impact the financial statements and related disclosures.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee members for the year ended December 31, 2011 were Ms. Rosenberg, Mr. Waterman and Mr. Contis. None of the members has ever been an officer or employee of the Company or any of its subsidiaries, and no “compensation committee interlocks” existed during 2011. For a description of certain transactions with Board members or their affiliates, see “Certain Relationships and Related Transactions.”

PROPOSAL NO. 3

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act requires the Company to allow stockholders an opportunity to cast a non-binding advisory vote on executive compensation as disclosed in this Proxy Statement. The following proposal, commonly known as a “Say on Pay” proposal, gives stockholders the opportunity to approve, reject or abstain from voting with respect to our fiscal 2011 executive compensation programs and policies and the compensation paid to the named executive officers.

“RESOLVED, that the compensation paid to our named executive officers, as disclosed pursuant to the SEC’s rules and regulations, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion is, hereby approved on an advisory basis.”

As discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement, the primary objectives of our executive compensation program are to attract and retain qualified executive officers who are accountable for the performance of the Company and to promote an ownership mentality among our executive officers. The compensation of our executive officers reflects the success of our management team in attaining certain operational goals which leads to the success of the Company and serves the best interests of our stockholders.

This proposal allows our stockholders to express their opinions regarding the decisions of the Compensation Committee on the prior year’s annual compensation to the named executive officers. Your non-binding advisory vote will serve as an additional tool to guide the Board of Directors and the Compensation Committee in continuing to improve the alignment of the Company’s executive compensation programs with the interests of the Company and its stockholders, and is consistent with our commitment to high standards of corporate governance.

Vote Required

Advisory approval of this Say on Pay Proposal requires the affirmative vote of holders of a majority of the votes cast. Because the vote on this proposal is non-binding and advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer and will not be binding on or overrule any decisions by the Board of Directors; it will not create or imply any additional fiduciary duty on the part of the Board of Directors, and it will not restrict or limit the ability of stockholders to make proposals for inclusion in proxy materials related to executive compensation. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders. The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

Board of Directors Recommendation

The Board unanimously recommends a vote “For” approval of the executive compensation of our named executive officers as disclosed in this Proxy Statement.

PROPOSAL NO. 4

APPROVAL OF THE CONVERTIBILITY APPROVAL FEATURE OF

THE SERIES A PREFERRED STOCK

The Board has declared the approval of the convertibility approval feature of the Series A Preferred Stock advisable and has directed that this proposal be submitted for consideration to the common stockholders for approval at the Annual Meeting. By approving the convertibility approval feature of the Series A Preferred Stock, the Company believes it will have increased flexibility when issuing consideration to holders of Series A Preferred Stock upon the exercise of their Change of Control Conversion Right (as defined below) which will be beneficial to the Company and its stockholders as it will increase the Company’s flexibility and options when making economic determinations in connection with any Change of Control Triggering Event (as defined below).

On March 1, 2011, the Company, its operating partnership, MHC Operating Limited Partnership (the “Operating Partnership”) and Belair Real Estate Corporation, Belcrest Realty Corporation, Belmar Realty Corporation, Belport Realty Corporation, Belrose Realty Corporation, Belvedere Equity Real Estate Corporation, Belshire Realty Corporation and Belterra Realty Corporation (collectively, the “Selling Stockholders”) entered into an exchange agreement pursuant to which the Selling Stockholders exchanged an aggregate of 6,000,000 8.0625% Series D Cumulative Redeemable Perpetual Preference Units of the Operating Partnership and an aggregate of 2,000,000 7.95% Series F Cumulative Redeemable Perpetual Preference Units of the Operating Partnership for the Series A Preferred Stock. The Series A Preferred Stock acquired by the Selling Stockholders was then sold in an underwritten secondary public offering. The terms of the Series A Preferred Stock are set forth in the articles supplementary with respect to the Series A Preferred Stock (the “Articles Supplementary”).

As detailed in the Articles Supplementary, upon the occurrence of a Change of Control Triggering Event (as defined below), holders of Series A Preferred Stock have the right, subject to the Company’s exercise of its optional redemption right discussed further below, to convert some or all of their shares of Series A Preferred Stock (the “Change of Control Conversion Right”) on the relevant Change of Control Conversion Date (as defined below) into consideration based upon the product (the “Calculated Amount”) that results from multiplying such investor’s number of shares of Series A Preferred Stock being so converted by the lesser of (A) the quotient obtained by dividing (i) the sum of (x) $25.00 plus (y) an amount equal to any accumulated and unpaid distributions on one share of Series A Preferred Stock, whether or not declared, to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series A Preferred Stock distribution and prior to the corresponding Series A Preferred Stock distribution payment date, in which case the amount pursuant to this sub-clause (i)(y) shall equal $0.00 in respect of such distribution) by (ii) the Common Stock Price (as defined below), and (B) 0.8615, subject to certain adjustments and provisions for the receipt of cash or alternative consideration as described in the Articles Supplementary.

Pursuant to the Company’s optional redemption right, the Company may, at its option, redeem the Series A Preferred Stock in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share of Series A Preferred Stock plus accumulated and unpaid distributions, whether or not declared, to, but not including, the date of redemption. If the Company exercises its optional redemption right in connection with a Change of Control Triggering Event prior to the close of business on the Change of Control Conversion Date, holders of Series A Preferred Stock will not have any change of control conversion right.

The form of consideration received by the holders of Series A Preferred Stock upon the exercise of their Change of Control Conversion Right will be determined based upon whether convertibility approval has been obtained by the Company. Therefore, each holder of Series A Preferred Stock who chooses to exercise their Change of Control Conversion Right (subject to exercise of the Company’s optional redemption right) will receive consideration comprising either: (i) if convertibility approval has been obtained, a number of shares of common stock equal to the Calculated Amount; or (ii) if convertibility approval has not been obtained, cash in an amount equal to the Calculated Amount multiplied by the Common Stock Price; in each case, subject to receipt of alternative consideration, to the extent applicable.

To obtain the convertibility approval the Company is required to obtain a vote of its common stockholders approving the convertibility of all Series A Preferred Stock into shares of the Company’s common stock in an amount equal to the “Exchange Cap,” which is an amount not to exceed 6,892,000 shares of common stock (or the equivalent cash amount and/or equivalent alternative consideration, as applicable), subject to pro rata adjustments for any stock splits with respect to shares of common stock. The Company is not obligated to attempt to obtain convertibility approval at any time, but is seeking this vote at this time because the Company believes that it is in the best interests of the Company and its stockholders for the Company to have the ability to issue shares of common stock or cash (in accordance with the Company’s optional redemption right) upon the exercise by a holder of Series A Preferred Stock of their Change of Control Conversion Right. As the Company will retain its optional redemption right by which it can redeem shares of Series A Preferred Stock for cash at any time, the ability to issue shares of common stock, rather than cash upon the exercise by a holder of Series A Preferred Stock of their Change of Control Conversion Right, will afford the Company maximum flexibility in making economic determinations in connection with any Change of Control Triggering Event for the Company and its stockholders.

A “Change of Control Triggering Event” will be deemed to have occurred at such time after the original issuance of the shares of Series A Preferred Stock when the following has occurred: (i) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of the Company entitling that person to exercise more than 50% of the total voting power of all shares of the Company entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and (ii) following the closing of any transaction referred to in clause (i) above, neither the Company nor the acquiring or surviving entity has a class of common securities listed on the New York Stock Exchange, the NYSE Amex Equities, or the NASDAQ Stock Market, or listed on an exchange.

The “Change of Control Conversion Date” will be a business day that is no less than 20 days nor more than 35 days after the date on which the Company provides to holders of the Series A Preferred Stock notice of the Change of Control Triggering Event.

The “Common Stock Price” will be (i) if the consideration to be received in the Change of Control Triggering Event by holders of shares of the Company’s common stock is solely cash, the amount of cash consideration per share of common stock being paid to holders of shares of the Company’s common stock in connection with the Change of Control Triggering Event, and (ii) if the consideration to be received in the Change of Control Triggering Event by holders of the Company’s shares of common stock is other than solely cash, the average of the closing price per share of common stock on the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control Triggering Event.

Vote Required

The affirmative vote of holders of a majority of the votes cast is necessary to approve the convertibility approval feature of the Series A Preferred Stock.

Board Recommendation

The Board unanimously recommends a vote “FOR” approval of the convertibility approval feature of the Series A Preferred Stock.

PROPOSAL NO. 5

APPROVAL OF THE AMENDMENT TO THE ARTICLES OF AMENDMENT AND RESTATEMENT INCREASING THE AMOUNT OF PREFERRED STOCK

THE COMPANY IS AUTHORIZED TO ISSUE TO 20,000,000 SHARES

The Board has approved the amendment to the Company’s Articles of Amendment and Restatement advisable and has directed that this proposal be submitted for consideration at the Annual Meeting. The Company is presently authorized by its Articles of Amendment and Restatement to issue up to 10,000,000 shares of Preferred Stock. As of December 31, 2011, approximately 8,000,000 shares of Preferred Stock were issued and outstanding leaving only approximately 2,000,000 shares of Preferred Stock available for issuance. As a result, the Company may not have a sufficient number of authorized shares of Preferred Stock available if necessary for future mergers and acquisitions, capital raising activities, stock splits and other legitimate general corporate purposes. While the Company has no immediate plans to issue additional shares of stock, the Board believes that it is advisable for the Company always to have the ability to issue additional shares for general corporate purposes.

If this proposal is approved by the stockholders, the Company’s current Articles of Amendment and Restatement will be amended to provide that the Company has the authority to issue up to 120,000,000 shares of stock, consisting of 100,000,000 shares of Common Stock and 20,000,000 shares of Preferred Stock, each with a par value $0.01 per share. The Company currently has the authority to issue 110,000,000 shares of stock, consisting of 100,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock, each with a par value of $0.01 per share.

The proposed amendment to the Company’s Articles of Amendment and Restatement deletes Article V, Section 1 of the Articles of Amendment and Restatement and replaces it with the following:

“SECTION 1. AUTHORIZED SHARES.    The total number of shares of stock which the Corporation has authority to issue is 120,000,000 shares, of which 100,000,000 shares are shares of Common Stock, $.01 par value per share (“Common Stock”) and 20,000,000 shares are shares of Preferred Stock, $.01 par value per share (“Preferred Stock”). The aggregate par value of all authorized shares of stock having par value is $1,200,000.00.”

The Board believes that it is in the best interests of the Company and its stockholders to increase the number of authorized shares of Preferred Stock. This will provide flexibility with respect to future transactions, including acquisitions of other businesses or properties where the Company would have the option to use its Common Stock or Preferred Stock (or securities convertible into or exercisable for Common Stock or Preferred Stock) as consideration (rather than cash), financing future growth, financing transactions, stock splits and other general corporate purposes. Authorized but unissued shares of Preferred Stock may be used by the Company from time to time as appropriate and opportune situations arise.

Stockholders of the Company will not have any preemptive rights with respect to the additional shares being authorized. No further approval by stockholders would be necessary prior to the issuance of any additional shares of Preferred Stock, except as may be required by law or applicable NYSE rules. In certain circumstances, generally relating to the number of shares to be issued and the identity of the recipient, the rules of the NYSE require stockholder authorization in connection with the issuance of such additional shares. Subject to law and the rules of the NYSE, the Board has the sole discretion to issue additional shares of Preferred Stock on such terms and for such consideration as may be determined by the Board. The issuance of any additional shares of Common Stock or Preferred Stock may have the effect of diluting the percentage of stock ownership of the present stockholders of the Company.

The Company has not proposed the increase to its authorized Preferred Stock with the intention of using the additional Preferred Stock for anti-takeover purposes, although the Company could theoretically use the additional stock in the future to make it more difficult or to discourage an attempt to acquire control of the Company. As of this date, the Company is unaware of any pending or threatened efforts to acquire control of the Company.

If the stockholders approve the proposal, the Articles of Amendment will be filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) and the amendment of the Company’s Articles of Amendment and Restatement as described above will be effective upon the acceptance for record of the Articles of Amendment by the SDAT.

Vote Required

The affirmative vote of record of two-thirds of all votes entitled to be cast is necessary to approve the amendment of the Articles of Amendment and Restatement.

Board Recommendation

The Board unanimously recommends a vote “FOR” approval of the amendment of the Articles of Amendment and Restatement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

This table sets forth information with respect to persons who are known to own more than 5% of the outstanding shares of Common Stock as of March 6, 2012.

Name and Business Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Class
Cohen & Steers, Inc.(2)	4,576,402	11.1%
280 Park Avenue
New York, New York 10017

The Vanguard Group, Inc.(3)	4,133,399	10.0%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

Samuel Zell and entities affiliated with Samuel Zell(4)	3,624,009	8.8%
Two North Riverside Plaza
Chicago, Illinois 60606

BlackRock Inc.(5)	2,468,387	6.0%
40 East 52nd Street
New York, New York 10022

(1)	MHC Operating Limited Partnership (the “Operating Partnership”) is the entity through which the Company conducts substantially all of its operations. Certain limited partners of the Operating Partnership own units of limited partnership interest (“OP Units”) which are convertible into an equivalent number of shares of Common Stock. In accordance with SEC regulations governing the determination of beneficial ownership of securities, the percentage of Common Stock beneficially owned by a person assumes that all OP Units held by the person are exchanged for Common Stock, that none of the OP Units held by other persons are so exchanged, that all options exercisable within 60 days of the Record Date to acquire Common Stock held by the person are exercised and that no options to acquire Common Stock held by other persons are exercised.

(2)	Pursuant to a Schedule 13G filed with the SEC for calendar year 2011, Cohen & Steers, Inc. is the beneficial owner of 4,576,402 shares of Common Stock and has sole voting power over 2,469,781 shares of Common Stock and sole dispositive power over 4,576,402 shares of Common Stock.

(3)

Pursuant to a Schedule 13G filed with the SEC for calendar year 2011, The Vanguard Group, Inc. is the beneficial owner of 4,133,399 shares of Common Stock and has sole voting power over 48,464 shares of Common Stock and sole dispositive power over 4,084,935 shares of Common Stock. Vanguard Specialized

Funds — Vanguard REIT Index Fund is the beneficial owner of and has sole voting power over 2,142,586 of these shares of Common Stock.

(4)	Includes Common Stock, OP Units which are exchangeable for Common Stock, and options to purchase Common Stock which are currently exercisable or exercisable within 60 days of the Record Date owned as follows. A portion of these amounts have been pledged as security for certain loans.

	Common Stock	OP Units	Options
Samuel Zell	813,091	—	560,000
Samuel Zell Revocable Trust	100,551	—	—
Helen Zell Revocable Trust	4,000	—	—
SZJT Holdings, L.L.C.	—	98,271	—
SZKT Holdings, L.L.C.	—	98,271	—
SZMT Holdings, L.L.C.	—	98,274	—
Samstock, L.L.C.	446,000	—	—
Samstock/SZRT, L.L.C.	294,133	13,641	—
Samstock/ZGPI, L.L.C.	6,003	—	—
Samstock/ZFT, L.L.C.	8,887	—	—
Samstock/Alpha, L.L.C.	8,887	—	—
ZFTGT Holdings, L.L.C.	—	32,140	—
ZFTJT Holdings, L.L.C.	—	149,985	—
ZFTKT Holdings, L.L.C.	—	149,985	—
ZFTMT Holdings, L.L.C.	—	149,984	—
Zell General Partnership, Inc.	—	12,033	—
EGI Holdings, Inc.	—	579,873	—

TOTALS:	1,681,552	1,382,457	560,000

Mr. Zell does not have a pecuniary interest in the 4,000 shares of Common Stock shown above held by the Helen Zell Revocable Trust, the trustee of which is Helen Zell, Mr. Zell’s spouse.

The number in the table includes 469,777 shares of Common Stock and 1,368,816 OP Units in which Mr. Zell has a pecuniary interest, but with respect to which he does not have voting or dispositive power. These shares of Common Stock and OP Units are indirectly owned by trusts established for the benefit of Mr. Zell and his family, the trustee of which is Chai Trust Company, LLC. (“Chai Trust”). Mr. Zell is not an officer or director of Chai Trust and does not have voting or dispositive power with respect to such Common Stock or OP Units. Mr. Zell disclaims beneficial ownership of such 469,777 shares of Common Stock and 1,368,816 OP Units, except to the extent of his pecuniary interest therein.

(5)	Pursuant to a Schedule 13G filed with the SEC for calendar year 2011, BlackRock Inc. is the beneficial owner of and has sole voting power and sole dispositive power over 2,468,387 shares of Common Stock.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of March 6, 2012, certain information with respect to the Common Stock and Preferred Stock that may be deemed to be beneficially owned by each director of the Company, by the executive officers named in the Summary Compensation Table and by all such directors and executive officers as a group. The address for each of the directors and executive officers is c/o Equity LifeStyle Properties, Inc., Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606. Unless otherwise indicated, each person has sole investment and voting power, or shares such power with his or her spouse, with respect to the Common Stock shares set forth in the following table. Shares of Preferred Stock do not have voting rights.

Name of Beneficial Holder	Shares of Common Stock(1)	Common Stock Shares Upon Exercise of Options(2)	Total Shares of Common Stock	Percentage of Common Stock Class(3)	Shares of Preferred Stock	Percentage of Preferred Stock Class
Philip Calian(4)	35,000	—	35,000	*	5,000	*
David Contis	7,068	2,800	9,868	*	—	*
Thomas Dobrowski(5)	15,056	—	15,056	*	3,000	*
Thomas Heneghan(6)	171,978	—	171,978	*	40,000	*
Ellen Kelleher	161,233	—	161,233	*	40,000	*
Roger Maynard	62,910	—	62,910	*	8,000	*
Marguerite Nader	25,649	—	25,649	*	16,000	*
Seth Rosenberg	11,098	—	11,098	*	1,500	*
Sheli Rosenberg(7)	276,635	—	276,635	*	28,000	*
Howard Walker	40,002	50,000	90,002	*	4,000	*
Gary Waterman	115,300	—	115,300	*	40,000	*
Samuel Zell(8)	3,064,009	560,000	3,624,009	8.8%	188,000	2.4%

Directors and Executive Officers as a group (13 persons)	3,985,938	612,800	4,598,738	11.1%	373,500	5.5%

*	Less than 1%

(1)	The shares of Common Stock beneficially owned includes OP Units that can be exchanged for an equivalent number of shares of Common Stock.

(2)	The amounts shown in this column reflect shares of Common Stock subject to options, which are currently exercisable or exercisable within 60 days of the Record Date.

(3)	In accordance with SEC regulations governing the determination of beneficial ownership of securities, the percentage of Common Stock beneficially owned by a person assumes that all OP Units held by the person are exchanged for Common Stock, that none of the OP Units held by other persons are so exchanged, that all options exercisable within 60 days of the Record Date to acquire Common Stock held by the person are exercised and that no options to acquire Common Stock held by other persons are exercised.

(4)	A portion of these shares of Common Stock and Preferred Stock may be placed on margin.

(5)	A portion of these shares of Common Stock may be placed on margin.

(6)	Includes 53,968 shares of Common Stock beneficially owned by Mr. Heneghan’s spouse, as to which Mr. Heneghan disclaims beneficial ownership. A portion of these shares of Preferred Stock may be placed on margin.

(7)	Includes 11,530 OP Units beneficially owned by Ms. Rosenberg, which are exchangeable into 11,530 shares of Common Stock. Also includes approximately 100,564 shares of Common Stock beneficially owned by Ms. Rosenberg’s spouse, as to which Ms. Rosenberg disclaims beneficial ownership.

(8)	Mr. Zell does not have a pecuniary interest in 4,000 shares of Common Stock reported above held by the Helen Zell Revocable Trust, the trustee of which is Helen Zell, Mr. Zell’s spouse.

The number in the table includes 469,777 shares of Common Stock and 1,368,816 OP Units in which Mr. Zell has a pecuniary interest but with respect to which he does not have voting or dispositive power. These shares of Common Stock and OP Units are indirectly owned by trusts established for the benefit of Mr. Zell and his family, the trustee of which is Chai Trust. Mr. Zell is not an officer or director of Chai Trust and does not have voting or dispositive power with respect to such Common Stock or OP Units. Mr. Zell disclaims beneficial ownership of such 469,777 shares of Common Stock and 1,368,816 OP Units, except to the extent of his pecuniary interest therein.

A portion of these amounts have been pledged as security for certain loans.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee is responsible for reviewing and approving all material transactions with any related party. Related parties include any of our directors or executive officers and their immediate family members. Our policy regarding related party transactions is outlined in the Company’s Business Ethics and Conduct Policy, a copy of which can be found on the Company’s website. Our Business Ethics and Conduct Policy requires all directors, officers and employees who may have a potential or apparent conflict of interest to immediately notify the Company’s Senior Vice President and General Counsel. Further, to identify related party transactions, we submit and require our directors and executive officers to complete Director and Officer Questionnaires identifying any transactions with us in which the director, executive officer, or their family members have an interest.

Privileged Access

On August 14, 2008, the Company acquired substantially all of the assets and assuming certain liabilities of Privileged Access LP (“Privileged Access”) for an unsecured note payable of $2.0 million which was paid off during the year ended December 31, 2009. Prior to the purchase, Privileged Access had a 12-year lease with the Company for 82 Properties that terminated upon closing. At closing, approximately $4.8 million of Privileged Access cash was deposited into an escrow account for liabilities that Privileged Access has retained. The terms of this transaction provided for a distribution of $0.1 million of excess escrow funds to Privileged Access and the remainder to the Company on the two-year anniversary of the transaction. During the year ended December 31, 2010, the Company received approximately $1.1 million in proceeds from the escrow account. The balance in the escrow account as of December 31, 2011 was approximately $0.2 million.

Mr. McAdams, the Company’s President from January 1, 2008 to January 31, 2011, owns 100% of Privileged Access. Effective February 1, 2011, Mr. McAdams became president of a subsidiary of the Company involved in ancillary activities and relinquished his role as President of the Company. The Company entered into an employment agreement effective as of January 1, 2008 (the “Employment Agreement”) with Mr. McAdams which provided for an initial term of three years and which expired on December 31, 2010. The Employment Agreement provided for a minimum annual base salary of $0.3 million, with the option to receive an annual bonus in an amount up to three times his base salary. Mr. McAdams was also subject to a non-compete clause and to mitigate potential conflicts of interest had no authority, on behalf of the Company and its affiliates, to enter into any agreement with any entity controlling, controlled by or affiliated with Privileged Access. Prior to forming Privileged Access, Mr. McAdams was a member of the Company’s Board of Directors from January 2004 to October 2005. Simultaneous with his appointment as president of the Company, Mr. McAdams resigned as Privileged Access’s Chairman, President and CEO. However, he was on the board of PATT Holding Company, LLC, a subsidiary of Privileged Access, until the entity was dissolved in 2008.

Corporate Headquarters

The Company leases office space from Two North Riverside Plaza Joint Venture Limited Partnership, an entity affiliated with Mr. Zell, the Company’s Chairman of the Board. Payments made in accordance with the lease agreement to this entity amounted to approximately $1.0 million, $0.5 million, and $1.0 million for the years ended December 31, 2011, 2010, and 2009, respectively. Only seven months of rent was paid during the year ended December 31, 2010 as the first five months of the year were included in the free rent provided by the landlord in connection with a new lease for the office space that commenced December 1, 2009. As of December 31, 2009, approximately $60,000 was accrued with respect to this office lease.

Other

In January 2009, the Company entered into a consulting agreement with the son of Mr. Howard Walker, to provide assistance with the Company’s internet web marketing strategy. Mr. Walker is Vice-Chairman of the Company’s Board of Directors. The consulting agreement was for a term of six months at a total cost of no more than $48,000 and expired on June 30, 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act (“Section 16(a)”) requires the Company’s executive officers and directors, and persons who own more than 10% of the Common Stock, to file reports of ownership and changes of ownership with the SEC and the NYSE. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on the Company’s review of the copies of those forms received by the Company, or written representations from executive officers and directors that no Forms 5 were required to be filed for the fiscal year ended December 31, 2011, all appropriate Section 16(a) forms were filed in a timely manner.

STOCKHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING

Stockholder proposals intended to be presented at the 2013 Annual Meeting must be received by the Secretary of the Company no later than November 28, 2012, in order to be considered for inclusion in the Company’s proxy statement and on the proxy card that will be solicited by the Board in connection with the 2013 Annual Meeting.

In addition, if a stockholder desires to bring business before an Annual Meeting of Stockholders, which is not the subject of a proposal for inclusion in the Company’s proxy materials, the stockholder must follow the advance notice procedures outlined in the Company’s Bylaws. The Company’s Bylaws provide that in order for a stockholder to nominate a candidate for election as a director at an Annual Meeting or propose business for consideration at such Annual Meeting, notice must generally be given to the Secretary of the Company no more than 90 days nor less than 60 days prior to the first anniversary of the preceding year’s Annual Meeting. The 2012 Annual Meeting is scheduled for May 8, 2012. Therefore, if a stockholder desires to present a proposal for the 2013 Annual Meeting without seeking to include the proposal in the Company’s proxy materials, the Company must receive notice of the proposal no earlier than February 7, 2013 and no later than March 9, 2013. Copies of the Bylaws may be obtained from the Secretary of the Company by written request.

2011 ANNUAL REPORT

Stockholders are concurrently being furnished with a copy of the Company’s 2011 Annual Report and Annual Report on Form 10-K. Additional copies of the 2011 Annual Report and Annual Report on Form 10-K and of this Proxy Statement are available at www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=26115 or by contacting Equity LifeStyle Properties, Inc, Attn: Investor Relations, at Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606 (toll-free number: 1-800-247-5279 or email: investor_relations@equitylifestyle.com). Copies will be furnished promptly at no additional expense.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Notice will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the impacted stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a Notice, please notify us, by directing your request to: Equity LifeStyle Properties, Inc., Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606; Attn: Kenneth Kroot, Secretary, Telephone: 312-279-1400. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker as specified above.

OTHER MATTERS

The Board knows of no other matters to be presented for stockholder action at the Annual Meeting. If any other matters are properly presented at the Annual Meeting for action, it is intended that the persons named in the accompanying proxy and acting thereunder will vote in accordance with their best judgment on such matters.

By Order of the Board of Directors

Kenneth A. Kroot Senior Vice President, General Counsel and Secretary

March [    ], 2012

Chicago, Illinois

Appendix A

EQUITY LIFESTYLE PROPERTIES, INC.

Supplemental Information for the Compensation Discussion and Analysis in the

Proxy Statement for the 2012 Annual Meeting of Stockholders

INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES AND

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

TO MOST DIRECTLY COMPARABLE GAAP MEASURES

The Compensation Discussion and Analysis (“CD&A”) of this Proxy Statement contains Funds from Operations (“FFO”), a non-GAAP financial measure. The Company believes FFO, as defined by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), is generally an appropriate measure of performance for an equity REIT. While FFO is a relevant and widely used measure of operating performance for equity REITs, it does not represent cash flow from operations or net income as defined by GAAP, and it should not be considered as an alternative to these indicators in evaluating liquidity or operating performance.

The Company defines FFO as net income, computed in accordance with GAAP, excluding gains or actual or estimated losses from sales of properties, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. The Company receives up-front non-refundable payments from the entry of right-to-use contracts. In accordance with GAAP, the upfront non-refundable payments and related commissions are deferred and amortized over the estimated customer life. Although the NAREIT definition of FFO does not address the treatment of nonrefundable right-to-use payments, the Company believes that it is appropriate to adjust for the impact of the deferral activity in its calculation of FFO. The Company believes that FFO is helpful to investors as one of several measures of the performance of an equity REIT. The Company further believes that by excluding the effect of depreciation, amortization and gains or actual or estimated losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and among other equity REITs. The Company believes that the adjustment to FFO for the net revenue deferral of upfront non-refundable payments and expense deferral of right-to-use contract commissions also facilitates the comparison to other equity REITs. Investors should review FFO, along with GAAP net income and cash flow from operating activities, investing activities and financing activities, when evaluating an equity REIT’s operating performance. The Company computes FFO in accordance with its interpretation of standards established by NAREIT, which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than the Company does. FFO does not represent cash generated from operating activities in accordance with GAAP, nor does it represent cash available to pay distributions and should not be considered as an alternative to net income, determined in accordance with GAAP, as an indication of the Company’s financial performance, or to cash flow from operating activities, determined in accordance with GAAP, as a measure of its liquidity, nor is it indicative of funds available to fund our cash needs, including its ability to make cash distributions.

A-1

The following table presents a calculation of FFO for the years ended December 31, 2011, 2010, 2009, 2008, and 2007 (amounts in thousands):

	2011	2010	2009	2008	2007
Computation of funds from operations:
Net income available for common shares	$22,775	$38,354	$34,005	$18,303	$32,102
Income allocated to common OP Units	3,105	5,903	6,113	4,297	7,705
Series B Redeemable Preferred Stock Dividends	466	—	—	—	—
Right-to-use contract upfront payments, deferred, net	11,936	14,856	18,882	10,611	—
Right-to-use contract commissions, deferred, net	(4,789)	(5,525)	(5,729)	(3,644)	—
Depreciation on real estate assets and other	79,981	68,125	69,049	66,193	63,554
Amortization of in-place leases	28,479	—	—	—	—
Depreciation on unconsolidated joint ventures	1,229	1,218	1,250	1,776	1,427
Loss (gain) on real estate	—	231	(5,488)	79	(12,036)

Funds from operations available for common shares	$143,182	$123,162	$118,082	$97,615	$92,752

A-2

	☐	¢

	EQUITY LIFESTYLE PROPERTIES, INC.

	TWO NORTH RIVERSIDE PLAZA, SUITE 800, CHICAGO, ILLINOIS 60606 PROXY FOR ANNUAL MEETING OF STOCKHOLDERS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned stockholder of Equity LifeStyle Properties, Inc., a Maryland corporation (the “Company”), hereby appoints SAMUEL ZELL and THOMAS P. HENEGHAN, or either of them, with full power of substitution in each of them, to attend the Annual Meeting of Stockholders of the Company to be held on Tuesday, May 8, 2012, at 10:00 a.m. Central time (the “Meeting”), and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the Meeting and otherwise to represent the undersigned at the Meeting with all powers possessed by the undersigned if personally present at the Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to the Meeting. The votes entitled to be cast by the undersigned will be cast as instructed on the reverse side. If this proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast “for” each of the nominees for director, “for” Proposals 2, 3, 4 and 5, and in the discretion of the proxy holder on any other matter that may properly come before the Meeting or any adjournment or postponement thereof.

	(Continued and to be signed on the reverse side.)

■	14475	¢

ANNUAL MEETING OF STOCKHOLDERS OF

EQUITY LIFESTYLE PROPERTIES, INC.

May 8, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=26115

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

ê	Please detach along perforated line and mail in the envelope provided. ê

■	20833330000000001000 1			050812
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3, 4 AND 5.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
					FOR	AGAINST	ABSTAIN
1. The election as director of the nominees listed below (except as marked to the contrary).				2. The ratification of the selection of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for 2012.	☐	☐	☐
		NOMINEES:		3. Approval of our executive compensation as disclosed in the Proxy Statement.	☐	☐	☐
☐ FOR ALL NOMINEES		O Philip Calian O David Contis O Thomas Dobrowski O Thomas Heneghan O Sheli Rosenberg O Howard Walker O Gary Waterman O Samuel Zell		4. Approval of the convertibility approval feature of the Company’s Series A Preferred Stock.	☐	☐	☐
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)				5. Approval of an amendment to the Company’s Articles of Amendment and Restatement increasing the amount of Preferred Stock the Company is authorized to issue to 20,000,000 shares.	☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐
Signature of Stockholder		Date:	Signature of Stockholder	Date:
■	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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